AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 21, 2000
                                                      Registration No. 333-86031


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                            ------------------------
                               AMENDMENT NO. 3 TO
                                    FORM SB-2

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933
                            ------------------------


                               PHON-NET.COM, INC.
                 (Name of Small Business Issuer in Its Charter)

               Florida                                          7372                                           98-0198225
   (State or Other Jurisdiction of                  (Primary Standard Industrial                            (I.R.S. Employer
   Incorporation or Organization)                      Classification Number)                             Identification No.)

                             750 West Pender Street
                                    Suite 600
                       Vancouver, British Columbia V6C 2T7
                                 (604) 437-3787
          (Address and Telephone Number of Principal Executive Offices)
                            -------------------------

                                  Brian Collins
                             750 West Pender Street
                                    Suite 600
                       Vancouver, British Columbia V6C 2T7
                                 (604) 437-3787
            (Name, Address and Telephone Number of Agent For Service)
                         ------------------------------
                        Copies of all communications to:

                           Steven I. Weinberger, Esq.
                              Atlas Pearlman, P.A.
                     350 East Las Olas Boulevard, Suite 1700
                            Fort Lauderdale, FL 33301
                            Telephone: (954) 763-1200
                          Facsimile No. (954) 766-7800

         Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|



                                              CALCULATION OF REGISTRATION FEE

                                                                    Proposed                 Proposed
   Title of Each                                                     Maximum                  Maximum
Class of Securities                       Amount to be           Offering Price             Aggregate              Amount of
  to be Registered                         Registered             Per Security           Offering Price(1)     Registration Fee(1)
--------------------                     ---------------       ----------------          ------------------    -------------------
Common Stock, par value
$.001 per share                             5,785,000                $0.20(1)                 $1,157,000               $321.65(2)

Common Stock, par value
$.001 per share                             1,230,000(3)             $3.56                    $4,378,800             $1,271.31

Common Stock, par value
$.001 per share(4)                          1,000,000(5)              $.40                      $400,000               $111.20

Common Stock, par value
$.001 per share(4)                          1,000,000(5)             $1.00                    $1,000,000               $278.00
                                                                                                                     ---------

Total Registration Fee                                                                                               $1,928.16
                                                                                                                     =========

--------------------------
(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457. Based upon the average of the closing bid and asked prices for the common stock on August 25, 1999.

(2)      Fee previously paid.

(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457. Based upon the average of the closing bid and asked prices for the common stock on February 28, 2000.

(4)      Shares issuable upon exercise of options.

(5)      Fee based upon exercise price of options.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                      Subject to Completion April 21, 2000

PROSPECTUS
                               PHON-NET.COM, INC.


                        9,015,000 SHARES OF COMMON STOCK



         This prospectus covers the 9,015,000 shares of common stock of Phon-Net.com, Inc. being offered by certain selling securityholders. We will not receive any proceeds from the sale of the shares by the selling securityholders.

         Our common stock is traded on the OTC Bulletin Board under the trading symbol "PNET". On April 13, 2000, the closing bid price for our common stock was $1.66.


                          ----------------------------

         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 4.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ----------------------------



                The date of this prospectus is ____________, 2000

                               PROSPECTUS SUMMARY

                                   THE COMPANY

         Phon-Net.com, Inc. is a Florida corporation that develops and markets software products primarily to benefit Internet users, persons and businesses who operate Internet web sites and advertisers on the Internet. Our two current products incorporate Direct Connect, our patent- pending software that enables an Internet user whose computer modem and telephone share a single phone line to establish telephone contact with the web site operator or advertiser without disconnecting the computer's modem. Following completion of the call, computer contact with the web site is seamlessly reconnected. We have recently entered into distribution and license agreements for the marketing of our products in the United States, Canada, Australia and New Zealand.

         Our executive offices are located at 750 West Pender Street, Suite 600, Vancouver, British Columbia V6C 2T7, and our telephone number is (604) 437-3787.

         References throughout this prospectus to "we", "us" and "our" are to Phon-Net.com, Inc. and its subsidiaries.

                                  THE OFFERING

Common Stock Outstanding:
     Prior to the Offering ....................................  40,759,430 shares
     After the Offering  ......................................  42,759,430 shares, including 2,000,000 shares covered by this prospectus that are
                                                                 issuable upon exercise of options

Common Stock Reserved  ........................................  5,430,000 shares issuable upon exercise of options that have been granted, and
                                                                 2,572,500 shares issuable upon
                                                                 conversion of promissory notes and
                                                                 exercise of warrants issuable upon
                                                                 conversion

                             SELECTED FINANCIAL DATA

         The following summary of our financial information has been derived from our audited financial statements that are included in this prospectus.


                                                                                    Six Months Ended
                                          Year Ended July 31,                          January 31,
                                    -----------------------------               -----------------------
                                    1999                     1998               2000               1999
                                    ----                     ----               ----               ----
Revenues                       $    43,867               $ 120,904          $     1,771            $  28,856

Operating Expenses             $ 6,080,025               $ 708,989          $ 2,490,938            $ 333,517

Net (Loss)                     $(6,036,158)              $(588,085)         $(2,489,167)           $(304,661)

Net (Loss) Per Share           $     (0.36)              $   (0.06)         $     (0.07)           $   (0.03)




                                             January 31,               July 31,
                                                2000                     1999
                                             ----------                -------
Working Capital
  (Deficit)                                  $1,204,683               $  (30,903)

Total Assets                                 $2,252,900               $1,413,421

Current Liabilities                            $162,289                 $247,893

Notes Payable                                  $600,250               $      -0-

Shareholder's Equity
  (Deficit)                                  $1,490,361               $1,165,528

                                  RISK FACTORS



SINCE WE ONLY BEGAN TO MARKET OUR PRODUCT DURING THE THIRD QUARTER OF 1999, OUR OPERATING HISTORY IS LIMITED AND OUR FUTURE PERFORMANCE MAY BE DIFFICULT TO ASSESS


         We began marketing our first product during the third quarter of 1999. Accordingly, we have a limited operating history upon which you can evaluate our performance. Before investing in our common stock, you should consider the risks and difficulties we may encounter as an early-stage company in the new and rapidly evolving e-commerce market.


WE ANTICIPATE THAT WE WILL BEGIN TO GENERATE FEE INCOME IN MID-2000, BUT TO THE EXTENT EXPENSES EXCEED OUR REVENUES, OUR CONTINUED NET LOSSES COULD HINDER OUR ABILITY TO OBTAIN ADDITIONAL FINANCING

         We anticipate that we will begin to receive material license fee revenues from our product distributors during the middle of calendar year 2000. Our operations, particularly product development and marketing, are capital intensive, and our growth will consume a substantial portion of our available working capital. Prior to our receipt of license fee revenues, we will be required to fund our operations through borrowings and sales of our securities, the required amount of which will depend upon the timing and rate at which we are able to generate revenues from operations. For the fiscal years ended July 31, 1999 and 1998, we experienced net losses of $(6,036,158) and $(588,085), respectively. To the extent that additional funding is required to implement our business plans, our net losses may make obtaining additional funding more difficult and we may be required to accept funding on terms less favorable to us than had we achieved profitable operations.


IF THE MARKETING EFFORTS OF THIRD PARTIES TO WHOM WE HAVE GRANTED DISTRIBUTION RIGHTS ARE NOT SUCCESSFUL, WE CANNOT ACHIEVE PROFITABILITY


         We have granted third parties the right to license and distribute our Direct Connect software in the United States, Canada, Australia and New Zealand. We intend to grant additional distribution arrangements in other parts of the world. These marketing arrangements enable us to take advantage of the existing broad customer bases of our distributors, without expending the financial and other resources we would be required to expend in order to develop our own customer base. As a result of these distribution arrangements, we are dependent on the efforts of third party distributors of our revenues. To the extent that third party distributors are delayed or unsuccessful in marketing Direct Connect, we will not achieve market penetration of our product and our financial condition will be adversely affected.

DURING THE LAG TIME BETWEEN OUR EXECUTION OF DISTRIBUTION AGREEMENTS, THE DEVELOPMENT OF RELATED MARKETING PROGRAMS AND OUR RECEIPT OF FEES FROM THOSE AGREEMENTS, WE MAY REQUIRE ADDITIONAL FUNDING IN ORDER TO SUSTAIN OUR OPERATIONS

         We have entered into several agreements granting third parties the right to market our Direct Connect product. There will be a time delay between the time we signed those agreements and our receipt of fee income from the agreements. We anticipate that fee income will begin to be generated during the middle of calendar year 2000. The development of marketing programs by our distributors, and the time of marketing efforts, are out of our control. However, we may need additional funding prior to our receipt of sufficient fee income in order for us to sustain our operations. We cannot predict whether additional funding, if needed, will be available to us on favorable terms.

THE LICENSE AND DISTRIBUTION AGREEMENTS WE HAVE ENTERED INTO GENERALLY PROVIDE FOR SHORT INITIAL TERMS, AND IF THEY ARE NOT RENEWED UPON EXPIRATION, WE WILL BE FORCED TO EXPEND ADDITIONAL TIME AND EXPENSE IN ORDER TO DEVELOP NEW MARKETING ALLIANCES AND CAPABILITIES

         Most of the license and distribution agreements we have entered into provide for an initial term of one year. Upon expiration of the initial term, the other parties to the agreements generally have the ability to renew the agreements. If one or more of the agreements is not renewed, we will be forced to seek other parties to replace the non-renewing parties. This could delay our penetration of the markets covered by the agreements that are not renewed, and could serve to delay our receipt of revenues from the territories covered by those agreements. We do not know whether any of our license and distribution agreements will be renewed upon expiration of their initial terms.

OUR DIRECT CONNECT SOFTWARE IS DESIGNED EXCLUSIVELY FOR CONSUMERS AND BUSINESSES THAT USE THE INTERNET, AND OUR PROSPECTS FOR SUCCESS DEPEND UPON THE CONTINUED USE AND ACCEPTANCE OF THE INTERNET AS A MEDIUM FOR COMMERCE

         Direct Connect was developed as a tool for consumers and business who engage in e- commerce. The e-commerce marketplace is a new and emerging market. Revenues to be derived by us from Direct Connect license fees depends upon continued use of the Internet and growth of e-commerce. We cannot predict whether acceptance and use of the Internet will continue to develop, or that a sufficiently broad base of consumers will adopt, and continue to use the Internet as a method of commerce.

WE RELY ON A SINGLE TECHNOLOGY AND OUR LACK OF PRODUCT DIVERSIFICATION COULD HEIGHTEN THE EFFECTS OF ANY SETBACKS WE SUFFER

         Our two products rely upon the same technology. In the event of unforeseen adverse events in the development, enhancement, marketing or acceptance of Direct Connect, we will be unable to ameliorate its effects by relying upon sales of other products. While we are developing a limited number of other products, we do not currently know when they will generate revenues, or whether they can be successfully marketed.

AS A RESULT OF OUR LIMITED OPERATING HISTORY, WE HAVE NOT YET UNDERGONE THE SIGNIFICANT MANAGERIAL AND INTERNAL EXPANSION THAT WE EXPECT WILL OCCUR, AND OUR INABILITY TO MANAGE GROWTH COULD HURT OUR RESULTS OF OPERATIONS

         Expansion of our operations will be required to address anticipated growth of our customer base and market opportunities. Expansion will place a significant strain on our management, operational and financial resources. Currently, we have only a limited number of employees, and we will need to improve existing and implement new transaction processing, operational and financial systems, procedures and controls, and to expand, train and manage our employee base. We also will be required to expand our finance, administrative and operations staff, and to enter into relationships with various strategic partners, web site owners and operators, product manufacturers and distributors and other online service providers and other third parties we deem necessary to develop our business. Our failure to manage growth effectively could have a damaging effect on our business, results of operations and financial condition.

THE SIGNIFICANT NUMBER OF SHARES BEING OFFERED BY THIS PROSPECTUS, AND THOSE AVAILABLE FOR SALE UNDER RULE 144, COULD HURT THE MARKET PRICE FOR OUR SHARES

         Prior to this offering, approximately 7,500,000 shares of our common stock were freely tradeable in the public market. The addition to the public market of the 9,015,000 shares covered by this prospectus could cause the market price of our shares to fall or remain at lower levels.

         The sale, or availability for sale, of a substantial number of shares of common stock in the public market subsequent to the offering under Rule 144 under the Securities Act or this prospectus or otherwise, could have a major negative effect on the market price of our common stock. It could also limit our ability to raise additional capital from the sale of our equity securities or debt financing.

                                 CAPITALIZATION


         The following table sets forth our capitalization as of January 31, 2000. The table should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The table does not give effect to:


        o the issuance of up to 4,430,000 shares in the event options that have been granted, are exercised;

        o the issuance of up to 2,572,500 shares in the event outstanding promissory notes are converted and common stock purchase warrants issuable upon conversion, are exercised; and

        o the issuance of 1,432,000 shares subsequent to January 31, 2000.


                                                                             January 31, 2000
                                                                             ----------------

Convertible notes and
   notes payable                                                                  $637,204
                                                                                ----------


Shareholder's equity (deficit):

     Common Stock, $.001 par value,
     80,000,000 shares authorized,
     39,327,430 shares issued and
     outstanding                                                                $1,139,890

     Preferred Stock, $.01 par value,
     10,000,000 shares authorized,
     no shares issued or outstanding                                                 - 0 -


     Additional paid-in capital                                                 $9,876,695

     Accumulated deficit                                                        (9,514,479)

Translation adjustment                                                             (11,745)
                                                                                ----------
Total shareholder's equity                                                      $1,490,361
                                                                                ----------
Total  capitalization                                                           $2,127,565
                                                                                ==========


                                 USE OF PROCEEDS

         We will not receive any proceeds upon the sale of shares by the selling securityholders.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY


         Our shares of common stock are traded over-the-counter and quoted on the OTC Electronic Bulletin Board under the symbol "PNET". The reported high and low bid prices for the common stock are shown below for the period from inception of trading in April 1998 through March 31, 2000. The closing bid price on April 13, 2000 is also shown. Until January 1998, the symbol for our common stock was "XGAG". The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.


Period                                                      High                     Low
------                                                      ----                     ---
April 1, 1998 - June 30, 1998                               $3.25                     $.75
July 1, 1998 - September 30, 1998                          $2.375                   $.0625
October 1, 1998 - December 31, 1998                       $.37375                   $.0625

January 1, 1999 - March 31, 1999                            $1.50                     $.12
April 1, 1999 - June 30, 1999                                $.69                     $.19
July 1, 1999 - September 30, 1999                            $.41                     $.19
October 1, 1999 - December 31, 1999                          $.81                     $.07
January 1, 2000 - March 31, 2000                            $8.47                     $.73

April 13, 2000                                                          $1.66


         We have never paid cash dividends on our common stock. We intend to keep future earnings, if any, to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid for the foreseeable future. The future dividend policy will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors.

         The market for securities of Internet-related technology companies and companies that participate in emerging markets historically has been more volatile than the market for stocks in general. The price of our common stock may be subject to wide fluctuations in response to the following and other factors:

         o quarter-to-quarter variations in our operating results;

         o our announcement of material events that affect our business;

         o price fluctuations in sympathy to others engaged in our industry; and

         o the effects of coverage of our business or our management by the press.

         The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Depending on market fluctuations, our common stock would be considered a "penny stock". As a result, it may be subject to rules that impose additional sales practice requirements on broker-dealers who sell these securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of our securities. In addition he must receive the purchaser's written consent to the transaction prior to the purchase. He must also provide certain written disclosures to the purchaser. Consequently, the "penny stock" rules may restrict the ability of broker/dealers to sell our securities, and may negatively affect the ability of holders of our shares to resell them.

                           FORWARD-LOOKING STATEMENTS

         Some of the statements in this prospectus discuss further expectations or state other forward-looking information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from those contemplated by the statements. Factors that might cause a difference include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this prospectus.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

RESULTS OF OPERATIONS

Fiscal Year Ended July 31, 1999 Compared to Fiscal Year Ended July 31, 1998

         For the fiscal year ended July 31, 1999, we generated revenues of $43,867, a 64% decrease from revenues of $120,904 for the fiscal year ended July 31, 1998. This decrease was primarily caused by a shift in our focus to development and beta testing of our Direct Connect software.


         For the 1999 fiscal year, we incurred a net loss of $(6,036,158) approximately $(.36) per share, compared to a net loss of $(588,085) or approximately $(.06) per share for the 1998 fiscal year. The 926% increase in our net loss was primarily attributable to reduced revenues and expenses we incurred in developing, testing and preliminary marketing and promotion activities relating to Direct Connect.

         Expenses of $6,080,025 for the year ended July 31, 1999 reflect an increase of 751% over expenses of $708,989 incurred during the fiscal year ended July 31, 1998. This increase in expenses results mainly from increased advertising and promotion costs and management salaries and professional fees, as well as travel expenses related to sales and marketing efforts, for the most recent fiscal year.

Six Months Ended January 31, 2000 Compared to Six Months Ended January 31, 1999

         For the six months ended January 31, 2000, we generated revenues of $1,771, a 94% decrease from revenues of $28,856 for the six months ended January 31, 1999. This decrease was primarily caused by the time lag between our entering into license and distribution agreements, the development of related marketing programs and our receipt of revenues from those activities. In light of the license and distribution agreements we have entered into, we do believe that we will achieve substantial revenue growth and that historic revenues are not indicative of future operating results.

         For the 2000 third quarter, we incurred a net loss of $(2,489,167) or approximately $(.07) per share, compared to a net loss of $(304,661) or approximately $(.03) per share for the 1998 fiscal quarter. The 717% increase in our net loss resulted from lower revenues due to the time lag described in the preceding paragraph, and the wind-down of beta sales of products previously under development, as well as higher development costs attributable to new products.

         Expenses of $2,490,938 for the six months ended January 31, 2000 reflect an increase of 647% over expenses of $333,517 incurred during the six months ended January 31, 1999. This increase in expenses results mainly from increased development costs associated with our Internet software product.


LIQUIDITY, CAPITAL RESOURCES AND PLAN OF OPERATIONS

         As of July 31, 1999 and 1998, our auditors indicated in their audit report that our net loss and working capital deficit raised substantial doubt that we would be able to continue as a going concern.


         To date, we have funded our cash requirements from limited revenues from operations and from the sale of shares of our common stock. As of January 31, 2000, we had cash reserves of approximately $341,066, and working capital of $1,204,683. While we anticipate that revenues from Direct Connect license fees will commence in mid-2000, we have not yet generated Direct Connect license fee revenues. Moreover, our distributors are expected to begin their marketing programs over the next sixty days, and we cannot predict, with any degree of certainty, if and when a revenue stream may actually commence.

         Our operations through fiscal 1999 were related to the interactive real estate and professional listing service conceived by our subsidiary, and not to our current products and services. Our historic business and results of operations should not be viewed as indicative of future operations. While little or no revenues are currently being generated from contracts relating to our interactive real estate and professional listing service, the viability of the service has been established and we are not discontinuing its operation. However, we are currently focusing our marketing efforts on the launch of Direct Connect, and we may not devote substantial resources to our listing service until after the launch of Direct Connect is complete.

         Our business model includes our establishing marketing agreements and strategic alliances with companies who have access to large databases of business directories. We believe that this strategy will enable us to reach our target customer-web site operators and advertisers. In so doing, we will use the database resources of a third party, without the time and expense of developing and maintaining that resource. In furtherance of implementing our business model, we have entered into distribution agreements with Wazzu Corporation, G.T.C. Transcontinental Group Ltd. and Brocker Technology Group (NZ) Limited These agreements are designed to generate revenues through third-party marketing of our products. We have also commenced discussions with other entities which we anticipate will result in similar agreements in the near future. We will continue to seek out strategic partners whose access to our target customer base can increase our sales and profitability.

         It is also possible that our proprietary Direct Connect software will be of sufficient value to a third party to warrant an offer to acquire it. We will consider all proposals designed to enhance shareholder values. Until such time as we generate meaningful revenues, we will require additional funds in order to fund our operations, including our payment of rent at our Vancouver offices, the salaries of our executive officers and stock appreciation to the extent required to be paid to Mr. Collins. If we are unable to generate sufficient revenues and proceeds from the sale of our securities, we may be required to borrow funds to sustain our operations. We are engaged in active discussions with several lenders to secure interim funding. None of these discussions has yet resulted in our receipt of financing. We may not be able to secure financing on acceptable terms.

YEAR 2000 ISSUE


         The year 2000 issue relates to whether computer systems will properly recognize and process information relating to dates in and after the year 2000. These systems could fail or produce erroneous results if they cannot process dates beyond the year 1999 and are not corrected. We have reviewed all software and hardware used internally by us and have determined that they are year 2000 compliant and as of the date of this prospectus, we have not experienced any disruptions of or failures in our day-to-day operations as a result of the transition to calendar year 2000. Moreover, we were not required to expend material sums in order to assure that our systems are year 2000 compliant. We have also confirmed that the computer systems of third parties with whom we have material relationships were not materially impacted by the year 2000 issue.


                                    BUSINESS

         We are a Florida corporation that develops and markets software products that primarily benefit Internet users, persons and businesses who operate Internet web sites and advertisers on the Internet. We currently have two products. One is our "Phon-Net Direct Connect" software. The other is our "Phon-Net Search Engine".

PHON-NET DIRECT CONNECT

         Direct Connect provides increased capability to the Internet user whose computer and telephone share the same phone line. A visitor to an Internet web site can establish telephone contact with the web site operator or web site advertiser, while continuing to view the web site. Among the features of Direct Connect are that:

        o the computer's modem connection is not disconnected during a Direct Connect telephone call;

        o web site operators and advertisers can increase e-commerce revenues by additional sales assisted by telephone communication between the Internet consumer and the web site retailer;

        o security risks are reduced by providing personal and credit card data by telephone, rather than transmitting it over the Internet;

        o following termination of a Direct Connect telephone call, computer contact with the web site is seamlessly reestablished; and

        o the software is licensed by us to the web site operator or advertiser - we retain all ownership rights - and it is free to the consumer.

         Our experience leads us to believe that security concerns, primarily the transmission of personal and credit card information over the Internet, have prevented Internet commerce from achieving widespread acceptance as a method of commerce. A significant advantage that Direct Connect provides for Internet commerce is that credit card payment may be made during the telephone portion of the transaction, rather than transmitting personal and credit card information over the Internet.

         Direct Connect is currently available directly from us at our web site, as well as through distributors who market Direct Connect along with their own Internet related products and services. We license our Direct Connect software to businesses. At the time of purchase, the customer is provided with a password that allows the customer to download the information directly to its web site. Our customers license Direct Connect for an initial one year license fee of $99. After the expiration of one year, Direct Connect has a mechanism that makes it inoperable unless the customer renews the license. Prior to the end of the year, an E-Mail is sent to the customer advising that the license will terminate and that the customer can then renew the license on a year to year basis.

         A Direct Connect software function routes all telephone calls using Direct Connect through a central computer server. This enables us to:

        o         activate a customer's initial use of Direct Connect;

        o monitor usage to ensure that only licensed customers are using Direct Connect;

        o monitor the termination dates of customers' licenses so they may be notified that it is time to renew; and

        o         gather data concerning usage of direct connect.

         We currently use the services of Netcom Canada Inc. of Toronto, Canada, to host our central server. We pay Netcom a fee for its services on an invoice basis, however, there are numerous companies that provide server host services and we are not dependent upon Netcom for this purpose.

PHON-NET SEARCH ENGINE

         Our other product is the Phon-Net Search Engine. The Search Engine incorporates Direct Connect and functions as a yellow pages. This product enables the user to search the world wide web and a local interactive telephone database for a desired business listing. Once the business is identified and its telephone number is found, the user can command Direct Connect to contact the party by telephone.

         Our Search Engine provides a service to consumers seeking to locate a business. It is also designed to enable businesses to expand their presence in the marketplace and to enable them to provide desired information to consumers seeking their services. We intend to market the Search Engine to businesses for an annual fee, including a license fee for Direct Connect.

         We have beta-tested our Search Engine in Vancouver for over twelve months. In November 1999, we delivered a customized Search Engine to Wazzu Corporation under our agreement with them, for marketing to their customer base. A description of our agreement with Wazzu is contained below.


PRODUCT DEVELOPMENT

         On January 6, 1999, we entered into an agreement with Quad-Linq Software, Inc., under which Quad-Linq agreed to develop, maintain, support and upgrade our Direct Connect software, the concept for which was created by Brian Collins. For its services, Quad-Linq was to acquire a 49% interest in the software, and 49% of the net revenues from sales of the software. Under a June 30, 1999 amendment to the original agreement, Quad-Linq relinquished its ownership interest in the software, as well as its percentage of net revenues from sales of the software, in exchange for which we issued 1,000,000 shares of our common stock to Quad-Linq and an additional 2,000,000 shares to three of its principals. We also granted options for an additional 1,000,000 shares to Quad-Linq and 1,000,000 shares to the three principals. The options are exercisable at $.40 per share, until June 30, 2001. Under the amendment, Quad-Linq also agreed to perform minor software modifications.

         In late 1999, we were advised that Quad-Linq had dissolved, and as a result, Quad-Linq would not be able to perform under the January 6, 1999 agreement, as amended. Therefore, on December 3, 1999, we entered into an agreement with Christopher Georgelin and Roger Betterton, two of the former principals of Quad-Linq. Under this agreement, Messrs. Georgelin and Betterton assumed the obligations of Quad-Linq under the June 30, 1999 amendment. No additional consideration was paid to Messrs. Georgelin and Betterton, as they had been assigned the 1,000,000 shares and 1,000,000 options previously paid to Quad-Linq.

         On February 2, 2000, we commissioned Quad-Linq Systems Inc., a corporation recently formed by Messrs. Georgelin and Betterton, to develop a two telephone line version of Direct

Connect. For its services, we agreed to pay Quad-Linq Systems $54,000, of which $36,000 has been paid.


SALES AND MARKETING

         We are actively marketing Direct Connect using several strategies to reach Internet web site operators. The target market for Direct Connect includes:

        o         web site operators;

        o         businesses that advertise on web sites;

        o         businesses that create and/or host web sites for others;

        o distributors and resellers who "bundle" our software with other Internet-related software products;

        o developers of Internet-related software products, for incorporation into their products; and

        o resellers who believe that Direct Connect offers a viable alternative to e-commerce security concerns.

         We market Direct Connect through exclusive and non-exclusive territorial licenses granted to third parties with whom we have contracted.

         UNITED STATES: In September 1999, we entered into an agreement with Wazzu Corporation to serve as a non-exclusive distributor of our Direct Connect software throughout the United States. Wazzu is a California-based web page designer and host and distributor of e- commerce solutions. We agree to assist Wazzu in promoting our Direct Connect software to its customer database, by offering an initial six months' use of Direct Connect without charge. Wazzu will pay us a $99 annual license fee, for each customer who agrees to license Direct Connect on an annual basis following the initial six month period. Wazzu is permitted to provide additional services to its customers in conjunction with sales of Direct Connect licenses and to charge its customers directly for those added services. We expect that this marketing promotion will expose Direct Connect to over 18,000 business web pages owners and operators. The agreement with Wazzu cannot be canceled prior to September 8, 2000 without the mutual consent of the parties, except in the event of uncured material breaches or a party's bankruptcy.

         On December 2, 1999, we entered into an exclusive license distribution agreement with Volt Information Sciences, Inc. Volt, with executive offices located in New York City, is a leading national provider of staffing services, telecommunications and information solutions and electronic publication, including telephone directories. This relationship will exploit the synergies between our Phon-Net Search Engine with Direct Connect and Volt's directory of United States business listings and other business database directories. The agreement grants Volt the exclusive license to use, market, distribute and sublicense our Phon-Net Direct Connect software throughout the United States, subject to the terms of our agreement with Wazzu.

         We are entitled to a license fee from Volt for each Direct Connect license activated by reason of agreements established between Volt and its customers and end-users. Volt is obligated to pay us license fees based upon its receipt of payment from its customers and end- users, however, Volt must pay us at least a pro-rated three month license fee irrespective of its actual receipt of payment. License fees from Volt are payable monthly. We are also entitled to receive 20% of all sales or license fees generated by Volt from the user database arising by reason of our agreement with Volt. In the event Volt does not sell average annual software licenses of at least 1,000,000 for any two successive years of the agreement, we have the right to terminate exclusivity of the license granted to Volt.

         The term of our agreement with Volt is one year. Volt may renew the agreement for additional successive one-year terms provided that it is not in material default of the agreement and has paid us all fees it is required to pay to us. The agreement may be terminated by either party following an uncured breach of the agreement by the other party, or upon a party's liquidation, bankruptcy or similar event. We have agreed to place the source code for Direct Connect software into a third-party escrow depository account. The source code may be released to Volt so that it can continue to use Direct Connect in the manner provided in the agreement, in the event of our uncured material breach of the agreement, or our bankruptcy, liquidation or similar event.

         CANADA: In September 1999, we also entered into a license agreement with G.T.C. Transcontinental Group Ltd., a Canadian corporation, and licensed our Direct Connect software to Transcontinental. Transcontinental, which is based in Montreal, publishes and markets interactive Internet and print media business directories, newspapers and flyers, in strategic partnership with companies including Bell Actimedia. The agreement grants Transcontinental the non-exclusive right to use, market and sublicense Direct Connect in Canada, throughout the two year initial, and one year renewal term of the agreement. We will receive a license fee from Transcontinental for each Direct Connect software license we activate as a result of a product sale by Transcontinental.

         We have agreed to deposit the source code for Direct Connect with a trust company, and to grant Transcontinental access to the source code in the event of our bankruptcy, insolvency or breach of the agreement. The agreement may be terminated by either party in the event of an uncured breach, after notice, by the other party. The agreement will terminate without notice in the event of the dissolution or bankruptcy of a party.

         AUSTRALIA AND NEW ZEALAND: On December 9, 1999, we entered into two License Agreements with Brocker Technology Group (NZ) Limited, a publicly-held New Zealand corporation. One license agreement covers New Zealand and the other covers Australia. The agreements grant Brocker the exclusive license to use, market, distribute and sublicense our Phon-Net Direct Connect software throughout Australia and New Zealand. We understand that Brocker has established relationships with Telecom New Zealand and Telstra in Australia, that will provide Brocker with access to a large segment of the New Zealand and Australian market for Direct Connect.

         We are entitled to a license fee from Brocker for each Direct Connect license activated for Brocker. License fees from Brocker are payable quarterly. We also share ownership with Brocker of the user database arising by reason of our license agreement with Brocker. The term of our agreement with Brocker is one year, upon expiration of which, Brocker may renew the agreement for one additional year. The agreement may be terminated by either party following an uncured breach of the agreement by the other party, or upon a party's liquidation, bankruptcy or similar event. We have agreed to deposit a current version of the source code for Direct Connect software with a third-party trust company. The source code may be released to Brocker so that it can continue to use Direct Connect in the manner provided in the agreement, in the event of our uncured material breach of the agreement, or our bankruptcy, liquidation or similar event.

COMPETITION

         The market for online commerce over the Internet is new, rapidly evolving and intensely competitive. Competition will likely increase in the future. Barriers to entry are relatively low, and current and new competitors can launch new sites at a relatively low cost using commercially available software.

         We do not believe there is any software product currently available or under development that performs the functions of our Direct Connect software. To the extent that Direct Connect receives patent protection, it is our understanding that substantially new technology must be developed in order for a third party to market software that performs the primary functions of Direct Connect.

         Our Phon-Net Search Engine will compete with a wide range of interactive and printed business directories, including those published and/or marketed by large regional telephone companies such as the Baby Bells and their affiliates. Interactive search engine directories have become increasingly popular, and we anticipate that continued competition for our Search Engine will come from Internet-related and technology companies. These companies are substantially larger and have greater financial and other resources that we have. We believe that we can compete successfully with other search engine directories because the Phon-Net Search Engine incorporates our proprietary Direct Connect software.

PATENT APPLICATION

         On October 27, 1999, we filed a patent application for our Direct Connect software with the United States Patent and Trademark Office. The application is entitled "Communications Method Allowing for Alternating Voice and Data Connections Over a Single Line". In the event our application results in a patent being issued, the ability of others to develop technology that performs substantially similar functions will be limited. However, the application and review process can take considerable time and we are unable to predict whether a patent for Direct Connect will issue.

GOVERNMENT REGULATION

         We are subject, both directly and indirectly, to various laws and governmental regulations relating to our business. We believe we are currently in compliance with such laws and that they will not have a material impact on our operations. Moreover, there are currently few laws or regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, we expect that laws and regulations will be adopted. The enactment of any such laws or regulations in the future may slow the growth of the Internet, which could in turn decrease the demand for our services and increase our cost of doing business or otherwise have an adverse effect on our business, results of operations and financial condition.

CORPORATE HISTORY

         Phon-Net.com, Inc. is a corporation organized under the laws of the State of Florida on January 16, 1997, under the name XGA Golf International, Inc. XGA Golf was formed for the purpose of acquiring three companies engaged in various aspects of the golf and golf-travel industries. However, these acquisitions were not completed. In June 1998, XGA Golf changed its name to Agrosol, Inc. From June 1998 until October 1998, XGA Golf could be considered a shell company seeking to acquire an operating business. Its officers and directors during this period were Lana Bea Turner, Eric Redd and Steven Dadson. Its principal shareholders at the time were Eric Redd, John Canavan, Dorothy A. Cleveland and Richard Dibona.


         Piedmont Technologies, Inc. was organized under the laws of British Columbia on March 18, 1996. Phon-Net Corp. was organized under the laws of the State of Nevada on August 28, 1998. Effective October 5, 1998, Piedmont was reorganized to change its domicile from British Columbia to Nevada. The reorganization was effected by Phon-Net Corp.'s acquisition of all of the outstanding shares of Piedmont and its subsidiaries, The National-For-Sale Phone Company and VNETT Enterprises Inc. At the time of the reorganization, Phon-Net Corp. owned certain intellectual property developed by Brian Collins and incorporated in various interactive voice and text products. At the time of the reorganization, Piedmont, through its subsidiaries, had a Canadian operating license for the technology that was owned by Phon-Net Corp. At that time, Brian Collins was also an officer and director of Piedmont, and owned approximately 20% of Piedmont common stock. Following this transaction, Piedmont became a wholly-owned subsidiary of Phon-Net Corp. and National and VNETT remain wholly-owned subsidiaries of Piedmont.

         On October 5, 1998, Agrosol, Inc. exchanged 11,410,000 shares of its common stock, at an ascribed value of nil, for all of the outstanding shares of Phon-Net Corp., and changed its name to Phon-Net Corporation. The assets we acquired from Phon-Net Corp. at the time of the share exchange consisted of ownership of the rights to our Phon-Net Direct Connect and Phon- Net Search Engine, as well as the rights and assets of Piedmont including the operations of National.

         In January 1999, we changed our name to Phon-Net.com, Inc. On April 15, 1999, we increased the number of shares of common stock we are authorized to issue to 80,000,000.

         Currently, all ownership rights to our Direct Connect and Search Engine products are owned by Phon-Net.com, Inc. Piedmont's operations are limited to performing beta-testing of our products. National operates an interactive real estate and professional listing service which, through an "800" telephone number, allows users to access real estate listings, as well as providers of related services such as real estate attorneys, surveyors and title companies. National's operations are not currently material to our business or financial condition. VNETT owns the rights to a search engine concept that enables users to locate and reserve video tapes from retail video rental locations. VNETT is not currently engaged in active operations.

EMPLOYEES

         We currently employ seven people, six of whom are full-time employees, in the following capacities: two executive officers, one administrative employee, one sales and marketing person and two programmers. Our employees are not represented by a collective bargaining unit. We believe relations with our employees are good.

LEGAL PROCEEDINGS

         We are not a party to any material legal proceeding, nor are any of our officers, directors or affiliates a party adverse to us in any legal proceeding.

DESCRIPTION OF PROPERTY

         On July 9, 1999, we entered into a three year lease for approximately 1,300 square feet of office space in Vancouver, British Columbia. We use this space for our executive headquarters. The lease is for a term of three years ending July 31, 2002, and we will pay the landlord monthly base rent of approximately $889 (or $10,668 per year). We are also obligated to pay all utility charges for our use of the space, as well as our proportionate share of all operating expenses in the building. We are not permitted to assign or sublet our lease without the landlord's prior written consent.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table includes the names, positions held and ages of our executive officers and directors. All directors serve for one year and until their successors are elected and qualify. Directors do not presently receive compensation for their services as directors. Officers are elected by the Board and their terms of office are, except as otherwise stated in employment contracts, at the discretion of the Board.

NAME                                       AGE                                  POSITION
----                                       ---                                  --------
Brian Collins                               44                         Chairman of the Board of Directors,
                                                                       Chief Executive Officer, President,
                                                                       Chief Operating Officer, Secretary,
                                                                       Treasurer and Director

Sloan Young                                 30                         Vice President of Technology and
                                                                       Operations

         Brian Collins has served as our Chief Executive Officer, President and a Director since our acquisition of Phon-Net Corp., a Nevada corporation, in October 1998. In 1998, Mr. Collins founded Phon-Net Corp., which owns the intellectual property of its wholly-owned subsidiaries, Piedmont Technology, Inc., a British Columbia corporation and National For Sale Phone, Inc., a British Columbia corporation. Mr. Collins continues to serve as the President, Chief Executive Officer and Chairman of Phon-Net Corp., Piedmont and National For Sale Phone. In 1995, he founded Piedmont, which developed early versions of our search engine product. In May 1993, Mr. Collins founded National, which operates an interactive "1-800" real estate telephone channel coast-to-coast in Canada.

         Sloan Young has served as our Vice President of Technology and Operations since October 1998. From 1993 until he joined us, Mr. Young was employed as a restaurant manager for Cactus Club Cafe from November 1996 to June 1997, and Zachary's Restaurant from June 1995 to September 1996. He attended CDI College of Business and Technology from September 1997 to November 1998 and received a Programmer Analyst Diploma in 1998.

         Board Committees: We do not as yet have an audit committee or a compensation committee. We may organize these committees in the future.

         Employment Agreements. Effective July 1, 1999, we entered into an employment agreement with Brian Collins to serve as our President and Chief Executive Officer for an initial three year term, with two renewal terms, each for two years. If we decide not to renew, and we do not have cause for our decision, we must pay Mr. Collins the equivalent of one year's compensation. For his services, we pay Mr. Collins a salary of $150,000 each year and provide a monthly automobile allowance of $700.

         Our original agreement with Mr. Collins included our obligation to pay Mr. Collins stock appreciation rights. These payments were to be calculated based upon the difference between the market price of our stock at the beginning and end of each year of the term of the employment agreement. Each annual one dollar change in the price of our stock during each year of the agreement could have required us to pay Mr. Collins an aggregate of $1,600,000 during the term of the agreement. Greater than annual one dollar market price increases could substantially increase our obligation to Mr. Collins, and could require us to pay Mr. Collins substantial amounts attributable to his stock appreciation rights at a time when our stock price may not be an accurate reflection of our financial condition or results of operations, and when such payment could have a material adverse effect on our financial condition.

         Mr. Collins is our founder, and our future success depends upon his services. In order to induce him to serve as our President and enter into the employment agreement, we issued him 5,000,000 shares of our stock and granted him options to purchase 2,000,000 additional shares. The options are exercisable at $.40 each, until May 26, 2009.

         In light of the uncertainty over our potential financial obligation under the stock appreciation rights, on December 31, 1999, we agreed to issue Mr. Collins 3,200,000 shares of our common stock, and Mr. Collins agreed to relinquish any stock appreciation rights that were granted to him. Mr. Collins, acting as an interested director, determined that the 3,200,000 shares was fair to us in that:

        o the 3,200,000 unregistered shares had a market value of $1,664,000, based upon the closing price for our shares on December 30, 1999;

        o a one dollar rise in our stock price could have required us to pay Mr. Collins $1,600,000 over the term of the stock appreciation rights;

        o         our exposure for payment of stock appreciation rights to Mr.
                  Collins could be substantially higher than $1,600,000, to the extent that our stock price increases; and

        o the issuance of shares enables us to eliminate future financial uncertainty under the stock appreciation rights.

Effective November 1, 1999, we entered into a three year employment agreement with Sloan Young, our Vice President of Technology and Operations. Mr. Young's salary is $55,000 for the first year, $59,500 for the second year and $66,000 for the last year of the term. We granted Mr. Young options to purchase 200,000 shares of our stock, exercisable at $.36 per share, which vest one-third each year of the agreement, and expire on December 31, 2004. We also agreed to issue Mr. Young 100,000 shares of our stock on each of November 1, 1999, 2000 and 2001. In addition, we have agreed to pay Mr. Young $1.00 for each Direct Connect license sold, with such payment being made in the local currency of sale. We may discontinue the payment of the $1.00 per license at any time, in our discretion.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth information relating to the compensation we paid during the past three fiscal years to our President and Chief Executive Officer; and to each of our executive officers who earned more than $100,000 during the fiscal year ended July 31, 1999:


                                   Fiscal                             Other Annual                     LTIP     All Other
Name and Principal Position        Year    Salary            Bonus    Compensation     Options/ (#)    Payouts  Compensation
---------------------------        ----    -------           -----    ------------     ------------    -------  ------------
Brian Collins, CEO                 1999   $178,716              -           -          2,000,000          -          $4,484,000
                                   1998    $52,926              -           -            -                -          -
                                   1997    $21,899              -           -            -                -          -

         The reference in the table to All Other Compensation for the 1999 fiscal year consists of 5,000,000 shares of our common stock, valued at $1,250,000, issued to Mr. Collins as an inducement for him to enter into his employment agreement, as well as 8,085,000 shares, valued at $3,234,000 issued for achieving certain development goals..


OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth information concerning our grant of options to purchase shares of our common stock and SARs during the fiscal year ended July 31, 1999 to our President and Chief Executive Officer and to each of our executive officers who earned more than $100,000 during the fiscal year ended July 31, 1999.

                                                Percent of
                                Number of     Total Options/
                               Securities      SARs Granted
                               Underlying      To Employees          Exercise Or
                              Options/SARs       In Fiscal           Base Price
      Name                     Granted (#)          Year               ($/Sh)       Expiration Date
      ----                     -----------          ----               ------       ---------------
      Brian Collins, CEO       2,000,000 options    83%                $.40             5/26/2009
                               1,600,000 SARs       100%               $.36             2/15/2002


      Effective December 31, 1999, we terminated all SARs previously granted to Mr. Collins and issued 3,200,000 shares to Mr. Collins in exchange for the terminated SARs.


INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN

         On May 27, 1999, the board of directors and shareholders adopted our 1999 stock option plan. We have reserved 3,000,000 shares of common stock for issuance upon exercise of options granted from time to time under the 1999 stock option plan. The 1999 stock option plan is intended to assist us in securing and retaining key employees, directors and consultants by allowing them to participate in our ownership and growth through the grant of incentive and non- qualified options.

         Under the stock option plan we may grant incentive stock options only to key employees and employee directors, or we may grant non-qualified options to our employees, officers, directors and consultants. The 1999 stock option plan is currently run by our board of directors.

         Subject to the provisions of each of the stock option plans, the board will determine who shall receive options, the number of shares of common stock that may be purchased under the options, the time and manner of exercise of options and exercise prices. The term of options granted under the stock option plan may not exceed ten years or five years for an inventive stock option granted to an optionee owning more than 10% of our voting stock. The exercise price for incentive stock options will be equal to or greater than 100% of the fair market value of the shares of the common stock at the time granted. However, the incentive stock options granted to a 10% holder of our voting stock are exercisable at a price equal to or greater than 110% of the fair market value of the common stock on the date of the grant. The exercise price for non-qualified options will be set by the board, in its discretion, but in no event shall the exercise price be less than 75% of the fair market value of the shares of common stock on the date of grant. The exercise price may be payable in cash or, with the approval of the board, by delivery of shares or by a combination of cash and shares. Shares of common stock received upon exercise of options will be subject to restrictions on sale or transfer. As of the date of this prospectus, we have granted options to purchase 2,430,000 shares under the stock option plan.

OPTION EXERCISES AND HOLDINGS

         The following table sets contains information with respect to the exercise of options to purchase shares of common stock during the fiscal year ended July 31, 1999 to our President and Chief Executive Officer and to each of our executive officers who earned more than $100,000 during the fiscal year ended July 31, 1999.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                            Number of
                                                                           Securities            Value of
                                                                           Underlying           Unexercised
                             Shares                                        Unexercised         In-The-Money
                            Acquired                                      Options/SARs         Options/SARs
                               On                         Value           At FY-End (#)        At FY-End ($)
                            Exercise                    Realized          Exercisable/         Exercisable/
      Name                     (#)                         ($)            Unexercisable        Unexercisable
------------------------------------------------------------------------------------------------------------
Brian Collins, CEO              -                           -             2,000,000/-0-           -0-/-0-
                                -                           -             -0-/1,600,000           -0-/-0-

      Effective December 31, 1999, we terminated all SARs previously granted to Mr. Collins and issued 3,200,000 shares to Mr. Collins in exchange for the terminated SARs.

LONG-TERM INCENTIVE PLANS AWARDS IN LAST FISCAL YEAR

                                      Number         Performance            Estimated Future Payouts Under
                                    of Shares         or Other               Non-Stock Price-Based Plans
                                     Units or        Period Until          --------------------------------
                                   Other Rights       Maturation             Threshold   Target    Maximum
      Name                              (#)           or Payout              ($or #)   ($or #)    ($ or #)
      -----------------------------------------------------------------------------------------------------
      Brian Collins, CEO                -                 -                      -          -      --

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

      As authorized by the Florida Business Corporation Law, our articles of incorporation provides that none of our directors shall be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

        o any breach of the director's duty of loyalty to our company or its shareholders;

        o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law

        o unlawful payments of dividends or unlawful stock redemptions or repurchases;

        o any transaction from which the director derived an improper personal benefit

         This provision limits our rights and the rights of our shareholders to recover monetary damages against a director for breach of the fiduciary duty of care except in the situations described above. This provision does not limit our rights or the rights of any shareholder to seek injunctive relief or rescission if a director breaches his duty of care. These provisions will not alter the liability of directors under federal securities laws.

         Our articles of incorporation further provides for the indemnification of any and all persons who serve as our director, officer, employee or agent to the fullest extent permitted under Florida law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, this indemnification is against public policy as expressed in the securities laws, and is, therefore unenforceable.

                              CERTAIN TRANSACTIONS

         In April 1999, in connection with our acquisition of the outstanding shares of Phon-Net Corp. and as consideration for the satisfaction of certain product development goals provided for as part of our share exchange with Phon-Net Corp., we issued 8,085,000 additional shares to Brian Collins, our President and CEO.

         On December 31, 1999, we agreed to issue Mr. Collins 3,200,000 shares of our common stock, and Mr. Collins agreed to relinquish the stock appreciation rights that we previously granted to him.

         We have not entered into any other material transactions with our officers, directors or affiliates except for employment arrangements which are described elsewhere in this prospectus. While we have not adopted any corporate policies for entering into transactions with affiliated parties,

         o we are subject to Section 617.0832 of the Florida Business Corporation Law which requires that transactions between Phon-Net and one or more of its directors be approved by disinterested directors, be approved by Phon-Net's shareholders or be fair to Phon-Net; however,

         o we are not subject to Section 617.0901 of the Florida Business Corporation Law which places additional limitations and restrictions on certain business transactions with affiliated parties.


                             PRINCIPAL SHAREHOLDERS

         The following table sets forth information known to us, as of February 23, 2000, relating to the beneficial ownership of shares of common stock by: each person who is known by us to be the beneficial owner of more than five percent of the outstanding shares of common stock; each director; each executive officer; and all executive officers and directors as a group.

         Unless otherwise indicated, the address of each beneficial owner in the table set forth below is care of Phon-Net.com, Inc., 750 West Pender Street, Suite 600, Vancouver, British Columbia V6C 2T7.

         We believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock shown as being owned by them.

         Under securities laws, a person is considered to be the beneficial owner of securities owned by him and that can be acquired by him within 60 days from the date of this prospectus, including upon the exercise of options, warrants or convertible securities. We determine a beneficial owner's percentage ownership by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person, and which are exercisable within 60 days of the date of this prospectus, have been exercised or converted.

         The table does not give effect to:

         o except with respect to beneficial ownership of shares attributed to the named person, the issuance of up to 4,430,000 shares in the event options that have been granted, are exercised; and

         o the issuance of up to 2,572,500 shares in the event in the event outstanding promissory notes are converted and common stock purchase warrants issuable upon conversion, are exercised.


 Name and Address of                            Amount and Nature of                     Percentage
   Beneficial Owner                            Beneficial Ownership                       of Class
   ----------------                            --------------------                       --------
Brian Collins                                         24,486,287                             57.3%

Sloan Young                                              194,667                              0.5%

Roger L. Betterton                                     2,932,666                              7.0%
R.R. 3, Box 142
Pana, Illinois 62557

Executive Officers and
 Directors (as a group of 2)                          24,680,954                             57.6%

                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 80,000,000 shares of common stock, $.001 par value per share and 10,000,000 shares of preferred stock, $.01 par value per share. As of the date of this prospectus, there are 40,759,430 shares of common stock issued and outstanding, which are held of record by approximately 120 holders. As of the date of this prospectus, there are no shares of preferred stock outstanding.

COMMON STOCK

         Holders of our common stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

         Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are, and the shares underlying all option and warrants will be, duly authorized, validly issued, fully paid an non-assessable upon our issuance of these shares.

PREFERRED STOCK

         We may issue preferred stock from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions as are determined by our Board of Directors. We have no present intention of issuing shares of preferred stock.

CONVERTIBLE PROMISSORY NOTES


         We have authorized, and there are currently outstanding, an aggregate of $600,250 principal amount of our 8% convertible promissory notes. The notes bear interest at the rate of 8% per year. Commencing in April 2000 and continuing through not later than January 23, 2001, the outstanding principal amount of the notes, and accrued but unpaid dividends may be converted at the option of the holder into our common stock at a price of $.35 per share. Upon conversion, we will also issue a number of common stock purchase warrants equal to one-half the number of shares issued upon conversion of the promissory notes. Each warrant, which is not freely transferable, entitles the owner to purchase one share, until not later than January 23, 2001, for an exercise price of $.50. For example, in the event of conversion of $35,000 principal amount promissory note, the holder will receive 100,000 shares of common stock and warrants to purchase an additional 50,000 shares. To the extent not converted, the promissory notes mature on various dates through January 23, 2001.


TRANSFER AGENT AND REGISTRAR

         The transfer agent for our common stock is Florida Atlantic Stock Transfer, Inc. Its address is 7130 Nob Hill Road, Tamarac, Florida 33321, and its telephone number is (954) 726- 4954.

REPORTS TO SECURITYHOLDERS

         We intend to furnish our stockholders with annual reports containing audited financial statements. We may disseminate such other unaudited interim reports to securityholders as we deem appropriate.


                             SELLING SECURITYHOLDERS

         The following table sets forth the name of each selling securityholder, the number or shares of common stock beneficially owned by each selling securityholder as of the date of this prospectus, giving effect to the exercise of the selling securityholders' warrants into shares of common stock, and the number of shares being offered by each selling securityholder. The shares of common stock being offered are being registered to permit public sales and the selling securityholders may offer all or part of the shares for resale from time to time. All expenses of the registration of the common stock on behalf of the selling securityholder are being borne by us. We will receive none of the proceeds of this offering.

         The following table is derived from our books and records, as well as from those of our transfer agent. No selling securityholder is affiliated with us except Brian Collins, our President and CEO, and Sloan Young, our Vice President. Jerry Collins, Matthew Collins, Phyllis Collins and Susan Collins are family members of Brian Collins. Jan Douglas Atlas, Roxanne K. Beilly, Robin C. Campbell, Joel D. Mayersohn, Charles B. Pearlman, Steven I. Weinberger and the spouse of Susan Schneider are affiliated with Atlas Pearlman, P.A., our counsel. Roger Betterton, Christopher Georgelin and Seidmehdi Seidbagherzadeh are current or former affiliates of Quad- Linq Software, Inc. and/or Quad-Linq Systems, Inc., the developers of our Direct Connect software.

         Mark Vinci is the sole beneficial owner of Market Surveys International, Inc. The beneficial owners of Alliance Corporate Services, Inc. are Peter Laipnieks and Randy Hayward. The beneficial owner of AMYX Corporation is Jim Mitchell.

         An "*" indicates less than one percent.

                               Shares Owned                                  Shares
                               Beneficially          Shares Available        Beneficially        Percent of
                               Prior to this         Pursuant to             Owned after         Class
Selling Securityholder         Offering              this Prospectus         Offering            after Offering
----------------------         -----------------     ------------------      --------------      --------------
1st Net Technologies, Inc.         60,000                 60,000              - 0 -                  *
Jan Douglas Atlas                  25,000                 25,000              - 0 -                  *
Roxanne K. Beilly                   5,000                  5,000              - 0 -                  *
Roger Betterton                 2,932,666              2,292,666              640,000                *
Robin C. Campbell and
   Les Campbell Ten Ent             5,000                  5,000              - 0 -                  *


                                                        27




Brian Collins                  24,486,287              1,000,000              23,486,287             50.2%
Jerry Collins                      15,000                 15,000              - 0 -                  *
Matthew Collins                    15,000                 15,000              - 0 -                  *
Phyllis Collins                    15,000                 15,000              - 0 -                  *
Susan Collins                     327,587                290,000                  37,587             *
Tim Collins                        15,000                 15,000              - 0 -                  *
Christopher E. Georgelin        1,513,677              1,213,677                 360,000             *
Jim Hall                          400,000                400,000              - 0 -                  *
Market Surveys
  International, Inc.             400,000                400,000              - 0 -                  *
Joel D. Mayersohn and
  Jamie Mayersohn Ten Ent           5,000                  5,000              - 0 -                  *
Jerry McCoy                       683,426                100,000                 583,426             1.6%
Tony Musfelt                       15,000                 15,000              - 0 -                  *
Charles B. Pearlman                25,000                 25,000              - 0 -                  *
Kathleen Roberts                   22,000                 22,000              - 0 -                  *
Susan Schneider                    25,000                 25,000              - 0 -                  *
Seidmehdi
 Seidbagherzadeh                  493,657                493,657              - 0 -                  *
Tom Ward                          310,000                310,000              - 0 -                  *
Steven I. Weinberger               10,000                 10,000              - 0 -                  *
Sloan Young                       194,667                 28,000                 166,667             *
Bryce Boucher                      45,000                  5,000                  40,000             *
Alliance Corporate
 Services, Inc.                   225,000                125,000                 100,000             *
Peter Laipnieks                    50,000                 50,000              - 0 -                  *
Randy Hayward                      50,000                 50,000              - 0 -                  *
AMYX Corporation                1,500,000              1,500,000              - 0 -                  *
Jim Mitchell                      500,000                500,000              - 0 -                  *
                                                    ------------

Total                                                  9,015,000
                                                    ============


                              PLAN OF DISTRIBUTION

         The shares covered by this prospectus may be distributed from time to time by the selling securityholders in one or more transactions that may take place on the over-the-counter market. These include ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling securityholders in connection with sales of securities.

         The selling securityholders may sell the securities in one or more of the following methods:

        o a block trade in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principals to facilitate the transaction;

        o purchasers by a broker or dealer as principal and resale by the broker or dealer for its account under this prospectus;

        o ordinary brokerage transactions and transactions which the broker solicits purchases, and

        o face-to-face transactions between sellers and purchasers without a broker-dealer.

         In making sales, brokers or dealers used by the selling securityholders may arrange for other brokers or dealers to participate. The selling securityholders and others through whom such securities are sold may be "underwriters" within the meaning of the Securities Act for the securities offered, and any profits realized or commission received may be considered underwriting compensation.

         At the time a particular offer of the securities is made by or on behalf of a selling securityholder, to the extent required, a prospectus is to delivered. The prospectus will include the number of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the shares of common stock purchased from the selling securityholder, and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

         We have told the selling securityholders that the anti-manipulative rules under the Securities Exchange Act of 1934, including Regulation M, may apply to their sales in the market. We have provided each of the selling securityholders with a copy of these rules. We have also told the selling securityholders of the need for delivery of copies of this prospectus in connection with any sale of securities that are registered by this prospectus.

         Sales of securities by us and the selling securityholders or even the potential of these sales may have a negative effect on the market price for shares of our common stock.


                         SHARES ELIGIBLE FOR FUTURE SALE


         On the date of this prospectus, we have 40,759,430 shares of common stock issued and outstanding. Of those shares, 13,307,430 shares, including the 9,015,000 shares covered by this prospectus, are freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an affiliate of ours. These amounts do not include shares that may be issued upon exercise of options or conversion of promissory notes.

         The remaining 33,452,000 shares of common stock currently outstanding are restricted securities, and will become eligible for public sale at various times, provided the requirements of Rule 144 are complied with. In general, Rule 144 permits a shareholder who has owned restricted shares for at least one year, to sell without registration, within a three month period, up to one percent of our then outstanding common stock. We must be current in our reporting obligations in order for a shareholder to sell shares under Rule 144. In addition, shareholders other than our officers, directors or 5% or greater shareholders who have owned their shares for at least two years, may sell them without volume limitation or the need for our reports to be current.

         We cannot predict the effect, if any, that market sales of common stock or the availability of these shares for sale will have on the market price of our shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could negatively damage affect market prices for the common stock and could damage our ability to raise capital through the sale of our equity securities.


                                  LEGAL MATTERS

         The validity of the securities offered by this prospectus will be passed upon for us by Atlas Pearlman, P.A., 350 East Las Olas Boulevard, Suite 1700, Fort Lauderdale, FL 33301, Florida. Affiliates of that firm own an aggregate of 100,000 shares of our common stock.

                                     EXPERTS

         The consolidated financial statements as of July 31, 1999 and July 31, 1998, and for each of the two years in the period ended July 31, 1999, appearing in this prospectus and registration statement have been audited by Morgan & Company, independent auditors, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon this report given on the authority of Morgan & Company as experts in auditing and accounting.


                             ADDITIONAL INFORMATION

         We have filed with the SEC the registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement, and these statements are qualified in their entirety by reference to the contract or document.

         The registration statement, including all exhibits, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may also be obtained from the SEC's Public Reference at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1- 800-SEC-0330.

         The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system, and are publicly available through the SEC's Web site located at http://www.sec.gov. Following the effective date of the registration statement relating to this prospectus, we will become subject to the reporting requirements of the Exchange Act and in accordance with these requirements, will file quarterly and annual financial reports and other information with the SEC.

                               PHON-NET.COM, INC.
                          (A Development Stage Company)

                        CONSOLIDATED FINANCIAL STATEMENTS

                                JANUARY 31, 2000
                            (Stated in U.S. Dollars)

                               PHON-NET.COM, INC.
                          (A Development Stage Company)

                           CONSOLIDATED BALANCE SHEETS
                            (Stated in U.S. Dollars)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                   JANUARY 31             JULY 31
                                                                                                      2000                  1999
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Current
     Cash                                                                                         $   341,066           $   203,161
     Accounts and advances receivable                                                                   6,483                13,829
     Prepaid expenses                                                                                 964,423                  --
     Deferred compensation                                                                             55,000                  --
                                                                                                  -----------           -----------
                                                                                                    1,366,972               216,990

Capital Assets                                                                                         79,101                96,297
Intangibles                                                                                           806,827             1,100,134
                                                                                                  -----------           -----------

                                                                                                  $ 2,252,900           $ 1,413,421
====================================================================================================================================

LIABILITIES
Current
     Accounts payable and accrued liabilities                                                     $   100,894           $   146,376
     Due to related parties                                                                            24,441                66,031
     Notes payable                                                                                     36,954                35,486
                                                                                                  -----------           -----------
                                                                                                      162,289               247,893
Convertible Notes                                                                                     600,250                  --
                                                                                                  -----------           -----------
                                                                                                      762,539               247,893
                                                                                                  -----------           -----------

STOCKHOLDERS' EQUITY
Capital Stock
     Authorized:
         80,000,000 common shares, par value $0.001
         10,000,000 preferred shares, par value $0.01

     Issued and outstanding
         39,327,430 common shares at January 31, 2000, and 36,027,430
         common shares at July 31, 1999                                                             1,139,890             1,136,690

     Additional paid in capital                                                                     9,876,695             6,892,470

Deficit                                                                                            (9,514,479)           (6,864,645)
Cumulative Translation Adjustment                                                                     (11,745)                1,013
                                                                                                  -----------           -----------
                                                                                                    1,490,361             1,165,528
                                                                                                  -----------           -----------

                                                                                                  $ 2,252,900           $ 1,413,421
====================================================================================================================================

                               PHON-NET.COM, INC.
                          (A Development Stage Company)

                CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT
                            (Stated in U.S. Dollars)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         INCEPTION
                                                                                SIX MONTHS ENDED                      MARCH 19, 1996
                                                                                   JANUARY 31                         TO JANUARY 31
                                                                         2000                     1999                      2000
------------------------------------------------------------------------------------------------------------------------------------
Revenue                                                              $      1,771             $     28,856             $    443,260
                                                                     ------------             ------------             ------------

Expenses
     Advertising and promotion                                             49,812                   11,954                  439,502
     Amortization of intangibles                                          171,140                    8,140                  218,550
     Amortization of capital assets                                        32,606                   40,681                  190,331
     Bank charges and interest                                            205,622                    4,561                  546,207
     Office and sundry                                                     16,972                   15,307                  187,482
     Professional fees                                                     84,805                    5,668                  223,226
     Rent and utilities                                                    12,908                   15,759                   97,501
     Software support                                                      66,000                     --                       --
     Telephone                                                             12,535                   27,062                  252,565
     Transfer agent and filing fees                                         4,000                     --                     10,500
     Travel                                                                24,464                    4,607                  151,376
     Salaries and benefits                                              1,810,074                  199,778                7,240,486
                                                                     ------------             ------------             ------------
                                                                        2,490,938                  333,517                9,557,726
                                                                     ------------             ------------             ------------
                                                                        2,489,167                  304,661                9,114,466
Loss Before The Following
     Forgiveness of debt                                                     --                       --                   (230,961)
     Write-down of investments                                               --                       --                     99,028
                                                                     ------------             ------------             ------------

Net Loss For The Period                                                 2,489,167                  304,661             $  8,982,533
                                                                                                                       ============
Deficit, Beginning Of Period                                            7,025,312                  989,154
                                                                     ------------             ------------

Deficit, End Of Period                                               $  9,514,479             $  1,293,815
==========================================================================================================

Loss Per Share                                                       $      (0.07)            $      (0.03)
==========================================================================================================


Weighted Average Number Of Shares
Outstanding                                                            36,294,096                9,422,000
==========================================================================================================

                               PHON-NET.COM, INC.
                          (A Development Stage Company)

                      CONSOLIDATED STATEMENTS OF CASH FLOW
                            (Stated in U.S. Dollars)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         INCEPTION
                                                                                     SIX MONTHS ENDED                 MARCH 19, 1996
                                                                                         JANUARY 31                    TO JANUARY 31
                                                                                 2000                 1999                 2000
------------------------------------------------------------------------------------------------------------------------------------
Cash Flow From Operating Activities
     Loss for the period                                                      $(2,489,167)         $  (304,661)         $(7,386,464)
                                                                              -----------          -----------          -----------

Adjustments To Reconcile Loss To Net Cash Used By Operating Activities
     Stock issued for other than cash                                           1,931,359                 --              5,310,857
     Amortization                                                                 203,746               48,821              451,048
     Write-down of investments                                                       --                   --                 99,028
     Forgiveness of debt                                                             --                   --               (230,961)
     Change in accounts and advances receivable                                     7,346               (2,979)              (6,483)
     Change in due from related parties                                              --                 29,932                 --
     Change in prepaid expenses                                                    (1,857)               5,566               (1,857)
     Change in accounts payable and accrued liabilities                           (45,482)              56,084               91,518
     Change in due to related parties                                             (41,590)              38,347               24,441
                                                                              -----------          -----------          -----------
Total Adjustments                                                               2,053,522              175,771            5,737,591
                                                                              -----------          -----------          -----------
Net Cash Used In Operating Activities                                            (435,645)            (128,890)          (1,648,873)
                                                                              -----------          -----------          -----------

Cash Flow From Investing Activities
     Capital assets                                                               (15,410)              (1,350)            (277,574)
     Intangibles                                                                     --                   --                (81,404)
     Excess of purchase price over net assets of subsidiaries acquired               --                   --               (253,278)
     Investments                                                                     --                   --               (160,068)
     Proceeds on sale of investments                                                 --                   --                 61,040
                                                                              -----------          -----------          -----------
Net Cash Used In Investing Activities                                             (15,410)              (1,350)            (711,284)
                                                                              -----------          -----------          -----------

Cash Flow From Financing Activities
     Common stock issued                                                             --                 84,365            1,265,723
     Stock issue costs                                                               --                   --               (157,920)
     Notes receivable                                                                --                   --                737,000
     Convertible notes                                                            600,250                 --                600,250
     Notes payable                                                                  1,468                 --                267,915
                                                                              -----------          -----------          -----------
Net Cash From Financing Activities                                                601,718               84,365            2,712,968
                                                                              -----------          -----------          -----------

Effect Of Exchange Rate Changes On Cash                                           (12,758)               2,890              (11,745)
                                                                              -----------          -----------          -----------

Net Increase (Decrease) In Cash                                                   137,905              (42,985)             341,066

Cash, Beginning Of Period                                                         203,161               43,039                 --
                                                                              -----------          -----------          -----------

Cash, End Of Period                                                           $   341,066          $        54          $   341,066
====================================================================================================================================

                               PHON-NET.COM, INC.
                          (A Development Stage Company)

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                            (Stated in U.S. Dollars)

                                                                                          Common Stock
                                                                              -----------------------------------------
                                                                               Number                     Additional
                                                                                 Of                        Paid-In
                                                                               Shares          Amount      Capital
-----------------------------------------------------------------------------------------------------------------------
Balance, July 31, 1998                                                        9,422,000    $ 1,033,358   $      --

Issuance Of Common Stock                                                        578,000         77,365          --
                                                                          --------------------------------------------
                                                                             10,000,000      1,110,723          --

Consolidation Of Stock 1 For 2 Basis                                         (5,000,000)          --            --
                                                                          --------------------------------------------
                                                                              5,000,000      1,110,723          --

Adjustment To Number Of Shares Issued And
 Outstanding As A Result Of The Reverse Take-Over
 Transaction
     Piedmont Technologies Inc.                                              (5,000,000)          --            --
     Phon-net Corp.                                                           7,000,000           --            --
                                                                          --------------------------------------------
                                                                              7,000,000           --            --

Ascribed Value Of The Shares Issued In Connection
  With The Acquisition Of Piedmont Technologies Inc.                          5,000,000          5,000         2,000
                                                                          --------------------------------------------
                                                                             12,000,000      1,115,723         2,000

Adjustment To Number Of Shares Issued And Outstanding
  As A Result Of The Reverse Take-Over Transaction
     Phon-net Corp.                                                         (12,000,000)          --            --
     Phon-net.com, Inc.                                                       3,650,000           --            --
                                                                          --------------------------------------------
                                                                              3,650,000      1,115,723         2,000

Ascribed Value Of The Shares Issued In Connection
  With The Acquisition Of Phon-net Corp.                                     11,410,000           --            --
                                                                          --------------------------------------------
                                                                             15,060,000      1,115,723         2,000

[RESTUBBED TABLE]

                                                                              Cumulative
                                                                              Translation    Accumulated
                                                                              Adjustment       Deficit        Total
-----------------------------------------------------------------------------------------------------------------------
Balance, July 31, 1998                                                        $     3,962    $  (989,154)   $    48,166

Issuance Of Common Stock                                                             --             --           77,365
                                                                             -------------------------------------------
                                                                                    3,962       (989,154)       125,531

Consolidation Of Stock 1 For 2 Basis                                                 --             --             --
                                                                             -------------------------------------------
                                                                                    3,962       (989,154)       125,531

Adjustment To Number Of Shares Issued And
 Outstanding As A Result Of The Reverse Take-Over
 Transaction
     Piedmont Technologies Inc.                                                      --             --             --
     Phon-net Corp.                                                                  --             --             --
                                                                             -------------------------------------------
                                                                                     --             --          125,531

Ascribed Value Of The Shares Issued In Connection
  With The Acquisition
  Of Piedmont Technologies Inc.                                                      --             --            7,000
                                                                             -------------------------------------------
                                                                                    3,962       (989,154)       132,531

Adjustment To Number Of Shares Issued And Outstanding
  As A Result Of The Reverse Take-Over Transaction
     Phon-net Corp.                                                                  --             --             --
     Phon-net.com, Inc.                                                              --             --             --
                                                                             -------------------------------------------
                                                                                    3,962       (989,154)       132,531

Ascribed Value Of The Shares Issued In Connection
  With The Acquisition Of Phon-net Corp.                                             --             --             --
                                                                             -------------------------------------------
                                                                                    3,962       (989,154)       132,531

                               PHON-NET.COM, INC.
                          (A Development Stage Company)

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                            (Stated in U.S. Dollars)

                                                        Common Stock
                                          ----------------------------------------
                                             Number                     Additional      Cumulative
                                               Of                        Paid-In       Translation   Accumulated
                                             Shares        Amount        Capital        Adjustment     Deficit          Total
-------------------------------------------------------------------------------------------------------------------------------
Balance Carried Forward                    15,060,000     1,115,723         2,000          3,962       (989,154)       132,531

Issuance Of Common Stock
     For cash                                 460,000           460       154,540           --             --          155,000
     For services                           1,715,000         1,715       480,285           --             --          482,000
     For technology                         3,000,000         2,643       975,357           --             --          978,000
     For compensation expense              13,085,000        13,085     4,470,915           --             --        4,484,000
     For conversion of promissory notes     2,707,430         2,707     1,050,150           --             --        1,052,857
     For deferred compensation                   --             357       131,643           --             --          132,000

Stock Issue Costs                                --            --        (212,920)          --             --         (212,920)

Translation Adjustment                           --            --            --           (2,949)          --           (2,949)

Loss For The Year                                --            --            --             --       (6,036,158)    (6,036,158)
                                          ------------------------------------------------------------------------------------

Balance, July 31, 1999                     36,027,430     1,136,690     7,051,970          1,013     (7,025,312)     1,164,361

Issuance Of Common Stock
     For compensation expense               3,200,000         3,200     1,660,800           --             --        1,664,000
     For interest on convertible notes           --            --       1,163,925           --             --        1,163,925

Loss For The Period                              --            --            --             --       (2,489,167)    (2,489,167)

Translation Adjustment                           --            --            --          (12,758)          --          (12,758)
                                          ------------------------------------------------------------------------------------

Balance, January 31, 2000                  39,227,430   $ 1,139,890   $ 9,876,695    $   (11,745)   $(9,514,479)   $ 1,490,361
==============================================================================================================================


                               PHON-NET.COM, INC.
                          (A Development Stage Company)

                    NOTE TO CONSOLIDATED FINANCIAL STATEMENTS

                                JANUARY 31, 2000
                            (Stated In U.S. Dollars)

1.   BASIS OF PRESENTATION

     The unaudited consolidated financial statements as of January 31, 2000 included herein have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with United States generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. It is suggested that these consolidated financial statements be read in conjunction with the July 31, 1999 audited consolidated financial statements and notes thereto.

                               PHON-NET.COM, INC.
                          (A Development Stage Company)


                        CONSOLIDATED FINANCIAL STATEMENTS


                             JULY 31, 1999 AND 1998
                            (Stated in U.S. Dollars)

                          INDEPENDENT AUDITORS' REPORT

To the Directors
Phon-net.com, Inc.
(a development stage company)

We have audited the consolidated balance sheets of Phon-net.com, Inc. (a development stage company) as at July 31, 1999 and 1998, and the consolidated statements of operations and deficit, cash flows, and stockholders' equity for the years ended July 31, 1999, 1998, and 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with United States and Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at July 31, 1999 and 1998 and the results of its operations and its cash flows for the years ended July 31, 1999, 1998, and 1997 in accordance with United States generally accepted accounting principles.

Without qualifying our opinion we draw attention to Note 1 to the consolidated financial statements. The Company incurred a net loss of $6,036,158 during the year ended July 31, 1999, and as at that date, has not attained profitable operations and is dependent upon obtaining adequate financing to fulfil its development activities. These factors raise substantial doubt that the Company will be able to continue as a going concern.

Vancouver, Canada

November 1, 1999, except for Note 12                    /s/ Morgan & Company
which is as of April 7, 2000                            Chartered Accountants

Comments by Auditors on United States - Canada Difference

In Canada, reporting standards for auditors do not permit the addition of an explanatory paragraph when the financial statements account for, disclose and present in accordance with generally accepted accounting principles conditions and events that cast substantial doubt on the Company's ability to continue as a going concern. Although our audit was conducted in accordance with both United States and Canadian generally accepted auditing standards, our report to the shareholders dated November 1, 1999 is expressed in accordance with United States reporting standards which require a reference to such conditions and events in the auditors' report.

Vancouver, Canada

November 1, 1999, except for Note 12                    /s/ Morgan & Company
which is as of April 7, 2000                            Chartered Accountants

                               PHON-NET.COM, INC.
                          (A Development Stage Company)

                           CONSOLIDATED BALANCE SHEETS
                            (Stated in U.S. Dollars)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             JULY 31
                                                                                                  1999                     1998
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Current
     Cash                                                                                      $   203,161              $    43,039
     Accounts and advances receivable                                                               13,829                    4,943
     Due from related parties                                                                         --                     29,932
     Prepaid expenses                                                                                 --                      7,950
     Deferred compensation                                                                          121,000                    --
                                                                                               ------------------------------------
                                                                                                   216,990                   85,864

Capital Assets (Note 4)                                                                             96,297                  160,725
Intangibles (Note 5)                                                                               977,967                   43,415
                                                                                               ------------------------------------

                                                                                               $ 1,412,254              $   290,004
===================================================================================================================================

LIABILITIES
Current
     Accounts payable and accrued liabilities                                                  $   146,376              $   179,694
     Due to related parties                                                                         66,031                   26,658
     Current portion of notes payable (Note 6)                                                      35,486                     --
                                                                                               ------------------------------------
                                                                                                   247,893                  206,352
Notes Payable (Note 6)                                                                                --                     35,486
                                                                                               ------------------------------------
                                                                                                   247,893                  241,838
                                                                                               ------------------------------------

STOCKHOLDERS' EQUITY Capital Stock (Note 7)
     Authorized:
         80,000,000 common shares, par value $0.001
         10,000,000 preferred shares, par value $0.01

     Issued and outstanding
         36,027,430 common shares at July 31, 1999 and
         9,422,0000 common shares at July 31, 1998                                               1,136,690                1,033,358
     Additional paid in capital                                                                  7,051,970                     --

Deficit                                                                                         (7,025,312)                (989,154)
Cumulative Translation Adjustment                                                                    1,013                    3,962
                                                                                               ------------------------------------



                                                                                                 1,164,361                   48,166
                                                                                               ------------------------------------

                                                                                               $ 1,412,254             $   290,004
===================================================================================================================================

                               PHON-NET.COM, INC.
                          (A Development Stage Company)

                CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT
                            (Stated in U.S. Dollars)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         INCEPTION
                                                                                                                      MARCH 19, 1996
                                                                                 YEAR ENDED JULY 31                     TO JULY 31
                                                                        1999             1998             1997             1999
------------------------------------------------------------------------------------------------------------------------------------
Revenue                                                             $    43,867      $   120,904      $   249,239       $   441,489
                                                                    -----------      -----------      -----------       -----------
Expenses
     Advertising and promotion                                          506,329           28,777           10,426           389,690
     Amortization of intangibles                                         43,448           16,281           16,281            91,270
     Amortization of capital assets                                      80,041           54,295           21,111           165,865
     Bank charges and interest                                          334,354            2,544            3,687           340,585
     Office and sundry                                                   55,295           84,351           28,243           170,510
     Professional fees                                                   87,015            8,532           18,272           138,421
     Rent and utilities                                                  34,439           31,292           15,066            84,593
     Software support                                                    11,000             --               --                --
     Telephone                                                           52,130           85,662           77,428           240,030
     Transfer agent and filing fees                                       6,500             --               --               6,500
     Travel                                                              18,608           88,319           15,997           126,912
     Salaries and benefits                                            4,850,866          308,936          230,250         5,430,411
                                                                    ---------------------------------------------------------------
                                                                      6,080,025          708,989          436,761         7,184,787
                                                                    ---------------------------------------------------------------

Loss Before The Following                                             6,036,158          588,085          187,522         6,743,298
     Forgiveness of debt                                                   --               --           (230,961)         (230,961)
     Write-down of investments                                             --               --             99,028            99,028
                                                                    ---------------------------------------------------------------

Net Loss For The Year                                                 6,036,158          588,085           55,589       $ 6,611,365
                                                                                                                        ===========
Accumulated Deficit, Beginning of Year                                  989,154          401,069          345,480
                                                                    ---------------------------------------------

Accumulated Deficit, End of Year                                    $ 7,025,312      $   989,154      $   401,069
=================================================================================================================

Loss Per Share                                                      $      0.36      $      0.06      $      0.01
=================================================================================================================

Weighted Average Number Of Shares Outstanding                        16,923,300        9,422,000        9,422,000
=================================================================================================================

                               PHON-NET.COM, INC.
                          (A Development Stage Company)

                      CONSOLIDATED STATEMENTS OF CASH FLOW

                            (Stated in U.S. Dollars)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         INCEPTION
                                                                                                                      MARCH 19, 1996
                                                                                 YEAR ENDED JULY 31                     TO JULY 31
                                                                        1999             1998             1997             1999
------------------------------------------------------------------------------------------------------------------------------------
Cash Flow From Operating Activities
     Loss for the year                                               $(6,036,158)     $  (588,085)     $   (55,589)     $(6,772,032)
                                                                     --------------------------------------------------------------

Adjustments To Reconcile Loss To Net Cash Used By
   Operating Activities
     Stock issued for other than cash                                  5,244,857             --               --          5,244,857
     Amortization                                                        123,489           70,576           37,392          247,302
     Write-down of investments                                              --               --             99,028           99,028
     Forgiveness of debt                                                    --               --           (230,961)        (230,961)
     Change in accounts and advances receivable                           (8,886)          (3,826)           3,456          (13,829)
     Change in due from related parties                                   29,932           (4,427)         (10,906)            --
     Change in prepaid expenses                                            7,950           (7,950)            --               --
     Change in accounts payable and accrued liabilities                  (33,318)         112,421             (373)         146,376
     Change in due to related parties                                     39,373           15,938              (78)          66,031
                                                                     --------------------------------------------------------------
Total Adjustments                                                      5,403,397          182,732         (102,442)       5,558,808
                                                                     --------------------------------------------------------------
Net Cash Used In Operating Activities                                   (632,761)        (405,353)        (158,031)      (1,213,228)
                                                                     --------------------------------------------------------------

Cash Flow From Investing Activities
     Capital assets                                                      (15,613)        (174,225)            (167)        (262,164)
     Intangibles                                                            --               --               --            (81,404)
     Excess of purchase price over net assets of
       subsidiaries acquired                                                --               --               --           (253,278)
     Investments                                                            --               --               --           (160,068)
     Proceeds on sale of investments                                        --               --             61,040           61,040
                                                                     --------------------------------------------------------------
Net Cash Used In Investing Activities                                    (15,613)        (174,225)          60,873         (695,874)
                                                                     --------------------------------------------------------------

Cash Flow From Financing Activities
     Common stock issued                                                 232,365          618,259           78,103        1,265,723
     Stock issue costs                                                  (157,920)            --               --           (157,920)
     Notes receivable                                                    737,000             --               --            737,000
     Notes payable                                                          --             (3,343)            (283)         266,447
                                                                     --------------------------------------------------------------
Net Cash From Financing Activities                                       811,445          614,916           77,820        2,111,250
                                                                     --------------------------------------------------------------

Effect Of Exchange Rate Changes On Cash                                   (2,949)             987              532            1,013
                                                                     --------------------------------------------------------------
Net Increase (Decrease) In Cash                                          160,122           36,325          (18,806)         203,161

Cash, Beginning Of Year                                                   43,039            6,714           25,520             --
                                                                     --------------------------------------------------------------

Cash, End Of Year                                                    $   203,161      $    43,039      $     6,714      $   203,161
====================================================================================================================================


                               PHON-NET.COM, INC.
                          (A Development Stage Company)

                      CONSOLIDATED STATEMENTS OF CASH FLOW
                            (Stated in U.S. Dollars)

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING AND INVESTING ACTIVITIES

Effective October 5, 1998, the Company acquired 100% of the issued and outstanding shares of Phon-net Corp. by issuing 11,410,000 common shares at an ascribed value of $Nil.

The Company issued 8,085,000 common shares at an ascribed value of $3,234,000 to a director for accomplishing certain development goals, and issued 5,000,000 common shares to the same director at an ascribed value of $1,250,000 pursuant to an employment agreement commencing July 1, 1999.

The Company issued 3,000,000 common shares at an ascribed value of $1,110,000 for the acquisition of technology at an ascribed value of $978,000, and for deferred compensation expense of $132,000.

The Company issued 1,715,000 common shares for advertising, promotion services, stock issue costs and for legal services at an ascribed value of $509,000.

The Company issued 2,707,430 common shares on the conversion of promissory notes totalling $737,000 (Note 7a).

                               PHON-NET.COM, INC.
                          (A Development Stage Company)

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                            (Stated in U.S. Dollars)

                                                                                            Common Stock
                                                                         ---------------------------------------------------
                                                                                                              Additional
                                                                             Number                             Paid-in
                                                                           of Shares          Amount            Capital
                                                                         --------------- ------------------ ----------------
Balance, August 1, 1996                                                    2,308,580          $   336,996         $      --

Issuance of common stock                                                   5,147,096               78,103                --

Translation adjustment                                                          --                   --                  --

Loss for the year                                                               --                   --                  --
                                                                         ---------------------------------------------------

Balance, July 31, 1997                                                     7,455,676              415,099                --

Issuance of common stock                                                   1,966,324              618,259                --

Translation adjustment                                                          --                   --                  --

Loss for the year                                                               --                   --                  --
                                                                         ---------------------------------------------------

Balance, July 31, 1998                                                     9,422,000            1,033,358                --

Issuance of common stock                                                     578,000               77,365                --
                                                                         ---------------------------------------------------
                                                                          10,000,000            1,110,723                --

Consolidation of stock on 1 for 2 basis                                   (5,000,000)                --                  --
                                                                         ---------------------------------------------------
                                                                           5,000,000            1,110,723                --

Adjustment to number of shares issued and outstanding
  as a result of the reverse take-over transaction
       Piedmont Technologies Inc.                                         (5,000,000)                --                  --
       Phon-net Corp.                                                      7,000,000                 --                  --
                                                                         ---------------------------------------------------
                                                                           7,000,000                 --                  --

Ascribed value of the shares issued in connection with the acquisition
  of Piedmont Technologies Inc.                                            5,000,000                5,000               2,000
                                                                         ---------------------------------------------------
                                                                          12,000,000            1,115,723               2,000

[RESTUBBED TABLE]

                                                                           Cumulative
                                                                          Translation            Accumulated
                                                                           Adjustment              Deficit                Total
                                                                         -----------------    -------------------    --------------
Balance, August 1, 1996                                                    $     2,443          $  (345,480)         $    (6,041)

Issuance of common stock                                                          --                   --                 78,103

Translation adjustment                                                             532                 --                    532

Loss for the year                                                                 --                (55,589)             (55,589)
                                                                           -----------------------------------------------------

Balance, July 31, 1997                                                           2,975             (401,069)              17,005

Issuance of common stock                                                          --                   --                618,259

Translation adjustment                                                             987                 --                    987

Loss for the year                                                                 --               (588,085)            (588,085)
                                                                           -----------------------------------------------------

Balance, July 31, 1998                                                           3,962             (989,154)              48,166

Issuance of common stock                                                          --                   --                 77,365
                                                                           -----------------------------------------------------
                                                                                 3,962             (989,154)             125,531

Consolidation of stock on 1 for 2 basis                                           --                   --                   --
                                                                           -----------------------------------------------------
                                                                                 3,962             (989,154)             125,531

Adjustment to number of shares issued and outstanding
  as a result of the reverse take-over transaction
       Piedmont Technologies Inc.                                                 --                   --                   --
       Phon-net Corp.                                                             --                   --                   --
                                                                           -----------------------------------------------------
                                                                                  --                   --                125,531

Ascribed value of the shares issued in connection with the acquisition
  of Piedmont Technologies Inc.                                                   --                   --                  7,000
                                                                           -----------------------------------------------------
                                                                                 3,962             (989,154)             132,531


                               PHON-NET.COM, INC.
                          (A Development Stage Company)

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                            (Stated in U.S. Dollars)

                                                                                                       Common Stock
                                                                                        -------------------------------------------
                                                                                                                        Additional
                                                                                            Number                        Paid-in
                                                                                          of Shares        Amount         Capital
                                                                                        --------------------------------------------
Balances carried forward                                                                  12,000,000      1,115,723         2,000

Adjustment to number of shares issued and outstanding as a result of the reverse take-over transaction
       Phon-net Corp.                                                                    (12,000,000)          --            --
       Phon-net.com, Inc.                                                                  3,650,000           --            --
                                                                                         -------------------------------------------
                                                                                           3,650,000      1,115,723         2,000

Ascribed value of the shares issued in connection with the acquisition
of  Phon-net Corp.                                                                        11,410,000           --            --
                                                                                        --------------------------------------------

                                                                                          15,060,000      1,115,723         2,000

Issuance of common stock
       for cash                                                                              460,000            460       154,540
       for services                                                                        1,715,000          1,715       480,285
       for technology                                                                      2,643,244          2,643       975,357
       for compensation expense                                                           13,085,000         13,085     4,470,915
       on conversion of promissory notes                                                   2,707,430          2,707     1,050,150
       for deferred compensation expense                                                     356,756            357       131,643

Stock issue costs                                                                               --             --        (212,920)

Translation adjustment                                                                          --             --            --

Loss for the year                                                                               --             --            --
                                                                                        --------------------------------------------

Balance July 31, 1999                                                                     36,027,430     $1,136,690    $7,051,970
                                                                                        ============================================

[RESTUBBED TABLE]

                                                                                     Cumulative
                                                                                    Translation       Accumulated
                                                                                     Adjustment         Deficit            Total
                                                                                 ---------------------------------------------------
Balances carried forward                                                                3,962          (989,154)           132,531

Adjustment to number of shares issued and outstanding as a result of the reverse take-over transaction
       Phon-net Corp.                                                                    --                --                 --
       Phon-net.com, Inc.                                                                --                --                 --
                                                                                 -------------------------------------------------
                                                                                        3,962          (989,154)           132,531

Ascribed value of the shares issued in connection with the acquisition
of  Phon-net Corp.                                                                       --                 --                --
                                                                                 -------------------------------------------------
                                                                                        3,962          (989,154)           132,531

Issuance of common stock
       for cash                                                                          --                 --             155,000
       for services                                                                      --                 --             482,000
       for technology                                                                    --                 --             978,000
       for compensation expense                                                          --                 --           4,484,000
       on conversion of promissory notes                                                 --                 --           1,052,857
       for deferred compensation expense                                                 --                 --             132,000

Stock issue costs                                                                        --                 --            (212,920)

Translation adjustment                                                                 (2,949)              --              (2,949)

Loss for the year                                                                        --          (6,036,158)        (6,036,158)
                                                                                 -------------------------------------------------

Balance July 31, 1999                                                                 $ 1,013       $(7,025,312)       $ 1,164,361
                                                                                 =================================================

                               PHON-NET.COM, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JULY 31, 1999 AND 1998
                            (Stated in U.S. Dollars)

1.   NATURE OF OPERATIONS

     Development Stage Activities

     Phon-net. com Inc. was organized to provide consumers with quick and easy access through any touch tone telephone, cellular/PCS phone, screenphone and the Internet to instantly access interactive information on area business and their current product and services, special promotions and other source information. Phon-net.com, Inc. provides information services in a published directory format or through telephone information input to locate a business, product or service, by either a generic category search, or by entering a specific ad number listed in the Company's director.

     Phon-net.com, Inc. is in the development stage; therefore recovery of its assets is dependent upon future events, the outcome of which is indeterminable. In addition, successful completion of Phon-net.com, Inc.'s development program and its transition, ultimately to the attainment of profitable operations is dependent upon obtaining adequate financing to fulfil its development activities and achieve a level of sales adequate to support its cost structure.

     Management is of the opinion that sufficient short-term funding will be obtained and that current negotiations with potential users of its products will be successful.

2.   SIGNIFICANT ACCOUNTING POLICIES

     The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement.

     The financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

     a)  Consolidation

         These financial statements include the accounts of the Company and its wholly-owned subsidiaries, Phon-net Corp., (incorporated in Nevada, U.S.A.), Piedmont Technologies Inc., The National For Sale Phone Company Inc., and V NETT Enterprises Inc., all incorporated in Canada.

                               PHON-NET.COM, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JULY 31, 1999 AND 1998
                            (Stated in U.S. Dollars)

2.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

     b)  Revenue Recognition

         The Company's revenue arises from contracts entered into to facilitate beta-testing of its various products and is recognized over the term of the contract. The Company's revenues through July 31, 1999 were generated from contracts relating to its interactive real estate and professional listing service which was the initial product under development, as well as the search engine product. No revenue has been generated to July 31, 1999 from the Direct Connect product. Once revenue is generated by the Direct Connect or Search Engine products, the revenue allocated to post contract support will be recognized rateably over the term of the support and revenue allocated to service elements will be recognized as the services are performed.

     c)  Capital Assets

         Capital assets are recorded at cost and amortized as follows:

                  Computer equipment           3 years straight line basis
                  Computer software            3 years straight line basis
                  Telephone and equipment      2 and 3 years straight line basis
                  Leasehold improvements       Lease term

     d)  Intangibles

         Intangibles are recorded at cost and amortized as follows:

              Goodwill                   5 years straight line basis
              Technology costs           3 years straight line basis

         Management reviews goodwill and technology costs for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable.

     e)  Capitalized Costs

         Costs for developing computer software will be capitalized when technological feasibility has been established for the computer software product. Capitalization of computer software costs will be discontinued when the product is available for general release to customers and such costs are amortized on a product-by-product basis over the estimated lives of the products. At each balance sheet date, the unamortized capitalized costs of a computer software product shall be compared to the net realizable value of that product. The amount by which the unamortized capitalized costs of a computer software product exceed the net realizable value of that asset shall be written off. To date, the Company has not capitalized any costs related to the development of computer software.

                               PHON-NET.COM, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JULY 31, 1999 AND 1998
                            (Stated in U.S. Dollars)

2.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

     e)  Capitalized Costs (Continued)

         Purchased computer software, which includes programs used for company management and software development are capitalized and amortized as disclosed in the capital assets significant accounting policy note.

     f)  Income Taxes

         The Company has adopted Statement of Financial Accounting Standards No. 109 - "Accounting for Income Taxes" (SFAS 109). This standard requires the use of an asset and liability approach for financial accounting and reporting on income taxes. If it is more likely than not that some portion of all of a deferred tax asset will not be realized, a valuation allowance is recognized.

     g)  Foreign Currency Translation

         The Company's subsidiary's operations are located in Canada, and its functional currency is the Canadian dollar. The financial statements of the subsidiary have been translated using the current method whereby the assets and liabilities are translated at the year end exchange rate, capital accounts at the historical exchange rate, and revenues and expenses at the average exchange rate for the period. Adjustments arising from the translation of the Company's subsidiary's financial statements are included as a separate component of shareholders' equity.

     h)  Financial Instruments

         The Company's financial instruments consist of cash, accounts and advances receivable, accounts payable, and amounts due to and from related parties.

         Unless otherwise noted, it is management's opinion that this Company is not exposed to significant interest or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.

     i)  Loss Per Share

         The loss per share is calculated using the weighted average number of common shares outstanding during the year. Fully diluted loss per share is not presented, as the impact of the exercise of options is anti-dilutive.

                               PHON-NET.COM, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JULY 31, 1999 AND 1998
                            (Stated in U.S. Dollars)

3.   ACQUISITION OF SUBSIDIARIES

     a) Effective October 5, 1998, Phon-net Corp. acquired 100% of the issued and outstanding shares of Piedmont Technologies Inc., by issuing 5,000,000 common shares. Effective the same date, Phon-net.com, Inc. acquired 100% of the issued and outstanding shares of Phon-net Corp., by issuing 11,410,000. Since the transactions resulted in the former shareholders of Piedmont Technologies Inc. owning the majority of the issued shares of Phon-net,com, Inc., the transactions, which are referred to as a "reverse take-over", have been treated for accounting purposes as an acquisition by Piedmont Technologies Inc. of the net assets and liabilities of Phon-net Corp. and Phon-net.com, Inc. Under this purchase method of accounting, the results of operations of Phon-net Corp. and Phon-net.com, Inc. are included in these financial statements from October 5, 1998.

          Piedmont Technologies Inc. is deemed to be the purchaser for accounting purposes. Accordingly, its net assets are included in the balance sheet at their previously recorded values.

          The statements of operations and cash flows consist of the operations of Phon-net Corp. and Phon-net.com, Inc. from October 5, 1998. Prior to that date, the operations are those of Piedmont Technologies Inc.

          Phon-net Corp. had net assets of $7,000 at the acquisition date while Phon-net.com, Inc. had net assets of $Nil. As a result, the shares issued on the acquisition of Phon-net Corp. were issued at an ascribed value of $7,000, and the shares issued on the acquisition of Phon-net.com, Inc. were issued at an ascribed value of $Nil. The reverse acquisition was a reorganization and recapitalization of a private operating company with a public shell in which no goodwill or other intangibles were recorded as part of the transaction.

     b)   i)  By an agreement dated March 31, 1996, Piedmont Technologies
              Inc. acquired 100% of the issued and outstanding shares of The National For Sale Phone Company Inc., by issuing 1,324,180 common shares at a value of $0.12 per share. Of the shares outstanding, 84% were held by two directors of Piedmont Technologies Inc.

              The acquisition was accounted for using the purchase method with the results of operations included in these financial statements from the date of acquisition. The purchase price has been allocated as follows:

                  Working capital (deficiency)                     $   (147,167)
                  Capital assets                                         72,688
                  Non-current liabilities assumed                        (6,065)
                                                                   ------------
                                                                        (80,544)
                  Consideration                                        (158,518)
                                                                   ------------
                  Excess of purchase price
                   over net assets acquired
                   (charged to deficit as the entities
                   are under common control                        $   (239,062)
                                                                   ============

                               PHON-NET.COM, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JULY 31, 1999 AND 1998
                            (Stated in U.S. Dollars)

3.   ACQUISITION OF SUBSIDIARIES (Continued)

          ii) By an agreement dated March 31, 1996, the Company acquired from a director of Piedmont Technologies, Inc. 100 % of the issued and outstanding shares of V NETT Enterprises Inc. for cash consideration of $1.

               The acquisition was accounted for using the purchase method. The purchase price has been allocated as follows:

                      Working capital (deficiency)              $  (14,215)
                      Consideration                                   --
                                                                -----------

                      Excess of purchase price
                       over net assets acquired
                       (charged to deficit as the
                        entities are under common control       $  (14,215)
                                                                ===========

         iii) By an agreement dated March 18, 1996, and as amended July 30, 1997, the Company purchased certain assets from an arms-length private company for consideration of a note payable of $272,065.

               The purchase price has been allocated as follows:

               Investment - in listed company shares                                                     $ 161,245

               Advance receivable from The National For Sale Phone Company Ltd.                             29,416

               Goodwill, representing the right to purchase the issued and
                outstanding shares of The National For Sale Phone Company Ltd.                              81,404
                                                                                                         ---------

                                                                                                         $ 272,065
                                                                                                         =========

              On September 13, 1996, certain subscribers advanced $272,065 to Piedmont Technologies Inc. for the purchase of 1,480,000 common shares at a price of $0.18 per share. The Company did not accept the subscriptions and did not issue shares to the subscribers. By an agreement dated July 30, 1997, for consideration of the issuance of promissory notes in the amount of $41,104, the subscribers released and forgave the Company from the issue of any shares subscribed for.

                               PHON-NET.COM, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JULY 31, 1999 AND 1998
                            (Stated in U.S. Dollars)

4.   CAPITAL ASSETS

                                                                  1999                           1998
                                        ---------------------------------------------------   ----------
                                                              Accumulated        Net Book      Net Book
                                             Cost             Depreciation         Value        Value
                                        ---------------------------------------------------   ----------
Computer equipment                         $ 72,356             $ 44,961         $ 27,495     $ 34,607
Telephone and equipment                      33,571               20,446           13,125       21,864
Computer software                           154,620               98,943           55,677      102,411
Leasehold improvements                         --                   --               --          1,843
                                           ----------------------------------------------     --------

                                           $260,547             $164,350         $ 96,297     $160,725
                                           ==============================================     ========

5.   INTANGIBLES

                                                                                  1999           1998
                                                                              ------------------------

Goodwill, at cost                                                             $    81,404    $  81,404
Technology, at cost                                                               978,000         --
                                                                              ------------------------
                                                                                1,059,404       81,404

Less:  accumulated amortization                                                   (81,437)     (37,989)
                                                                              ------------------------

                                                                              $   977,967    $  43,415
                                                                              ========================

     Goodwill arose on the acquisition of certain assets (Note 3(b) (iii)).


     Technology cost was determined as follows:

     Consideration paid pursuant to an amended agreement dated June 30, 1999

                                                                                   Number           Stated
                                                                                  of Shares          Value

     Common shares issued at a fair market value of $0.27 per
       share                                                                     3,000,000         $  810,000

     Fair marke value of the option to purchase 2,000,000
       common shares at $0.40 per share to June 30, 2001 (based
       on the Black-Scholes model)                                                    -               300,000
                                                                                 ----------         ---------
                                                                                 3,000,000          1,110,000

     Less: portion of the consideration attributable to deferred
       compensation expense                                                        356,756            132,000
                                                                                 ---------           --------

                                                                                 2,643,244         $  978,000
                                                                                 ==========         =========



6.   NOTES PAYABLE

                                                                                  1999           1998
                                                                               -------------------------

    Unsecured and due August 31, 1999, with interest at 5% p.a.                $  35,486      $   35,486
                                                                               =========================

                               PHON-NET.COM, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JULY 31, 1999 AND 1998
                            (Stated in U.S. Dollars)

7.       CAPITAL STOCK

          a) During the year ended July 31, 1999, the Company issued promissory notes in the amount of $737,000 convertible into common stock at the lesser of $0.50 per share and 70% of the market price of the shares. The notes bear interest at a rate of 10% per annum.

               An amount of $315,857 has been charged to interest expense arising from the 30% discount from fair market value of the shares at the date of issue of the promissory notes.

               The Company issued 2,707,430 common shares on conversion of the promissory notes.

          b) On May 29, 1999 the Company adopted a Stock Option Plan that provides for the granting to employees of stock options designed to qualify as "incentive stock options" under the Internal Revenue Code. An option gives the participant the right to purchase from the company a specified number of shares of common stock for a specified price during a specified period not exceeding 10 years. Options become exercisable two years after date of grant. A total of 3,000,000 shares of common stock have been reserved for issuance under the Stock Option Plan.

         Options issued as follows:

                                         ---------------------------------------------------------------------------
                                           Number of      Exercise Price       Weighted Average         Number
                                            Shares          Per Share         Exercise Price Per      Exercisable
                                                                                    Share
                                         ---------------------------------------------------------------------------
        Outstanding  August 1, 1998            0               --                    --                   0

        Granted                            2,200,000        $0.36-0.40               0.39             2,100,000
                                         ------------                                               -------------

        Outstanding July 31, 1999          2,200,000        $0.36-0.40               0.39             2,100,000
                                         ============                                               =============


         The options outstanding at July 31, 1999 expire May 26, 2009.

         The weighted-average grant-date fair value of options granted in 1999 was $0.15. The fair value of the options is estimated using the Black-Scholes option pricing model with the following assumptions: dividend yield, Nil percent for all years; expected volatility of 127%; risk free interest rate of 5.25% ; and expected life of 10 years.

                               PHON-NET.COM, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JULY 31, 1999 AND 1998
                            (Stated in U.S. Dollars)

7.       CAPITAL STOCK (Continued)

         The Company has elected not to adopt the fair value method of accounting for employee stock compensation plans as prescribed by Statement of Financial Accounting Standards (SFAS) No. 123 issued by the Financial Accounting Standards Board. Instead, as permitted by SFAS No.123, the Company has elected to continue to apply the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No.25. If the fair value method of accounting under SFAS No. 123 had been followed, net income and earnings per share of the Company would have been reduced by amortization of the grant-date fair value of the options over the vesting period.

         The pro forma net loss and earnings per share for 1999, 1998 and 1997 as if the fair value method had been used is as follows:

                                     1999           1998           1997

         Net loss                $ 6,781,648     $  588,085     $   55,589
                                 -----------     ----------     ----------
         Per share:              $      0.40     $     0.06     $     0.01
                                 ===========     ==========     ==========

         Under the Stock Option Plan the Company may grant non -qualifying stock options at an exercisable price of not less than 75% of fair market value at the date the option is granted. Compensation expense will be recognized at the date of grant of any non-qualifying options at the difference between the fair market value and the exercise price. No non-qualifying stock options are granted as at July 31, 1999.

8.       RELATED PARTY TRANSACTIONS

         (i) During the year ended July 31, 1999, the Company paid $ 4,662,716 (1998 - $52,926; 1997 - $21,899) to a director for salaries. The amount paid includes the issue of 5,000,000 common shares of the Company, at a value of $0.25 per share issued pursuant to an employment agreement, and 8,085,000 common shares at a value of $0.40 per share for accomplishing certain development goals.

          (ii) Amounts due to and from related parties are to a director of the Company and to the director of a subsidiary company.

                               PHON-NET.COM, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JULY 31, 1999 AND 1998
                            (Stated in U.S. Dollars)

9.   COMMITMENTS

     The Company entered into an employment agreement dated July 1, 1999 with a director for a period of three years at an annual remuneration of $150,000. In addition, and as an inducement to enter into the employment contract, the Company has agreed to issue to the director, 5,000,000 common shares. The employment agreement also grants the director an annual Stock Appreciation Right ("SAR"), pursuant to which, on (i) February 15, 2000, the director shall be entitled to receive a sum of money in an amount equal to four hundred thousand (400,000) times the difference between the "fair market value" of the Company's common stock at the close of trading on June 30, 1999 and February 1, 2000, (ii) on February 15, 2001, the director shall be entitled to receive a sum of money in an amount equal to six hundred thousand (600,000) times the difference between the "fair market value" of the Company's common stock at the close of trading on February 1, 2000 and February 1, 2001 and (iii) on February 15, 2002, the director shall be entitled to receive a sum of money in an amount equal to six hundred thousand (600,000) times the difference between the "fair market value" of the Company's common stock at the close on February 1, 2001 and February 1, 2002 (Note 12).

     No expense has been accrued at July 31, 1999 as the market price of the stock at July 31, 1999 is less than the market price at June 30, 1999.


10.  UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

     The Year 2000 issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 issue affecting the entity, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

11.  OTHER

     During the year the Company changed its name from Phon-net Corporation to Phon-net.com, Inc.

                               PHON-NET.COM, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JULY 31, 1999 AND 1998
                            (Stated in U.S. Dollars)

12.  SUBSEQUENT EVENTS

     a) The Company issued 3,200,000 common shares to the president of the Company at an ascribed value of $1,664,000, and for which the president relinquished all rights to the stock appreciation rights referred to in Note 9.

     b) On January 6, 1999, the Company entered into an agreement with Quad-Linq Software, Inc. ("Quad-Linq"), under which Quad-Linq agreed to develop, maintain, support and upgrade the Company's Direct Connect software. As consideration, Quad-Linq was to acquire a 49% interest in the software, and 49% of the net revenues from sales of the software. Under a June 30, 1999 amendment to the original agreement, Quad-Linq relinquished its ownership interest in the software, as well as its percentage of net revenues from sales of the software in consideration of the issuance of 3,000,000 common shares, and the granting of options to purchase an additional 2,000,000 common shares at $0.40 per share to June 30, 2001.

          As a result of the subsequent dissolution of Quad-Linq, the Company entered into an agreement, dated December 3, 1999, with two former principals of Quad-Linq, who agreed to assume Quad-Linq's obligations under the June 30, 1999 amended agreement, in consideration of the assignment of the stock options previously granted to Quad-Linq.

     c) By an investor relations agreement dated December 1, 1999, the Company granted an option to purchase 1,000,000 common shares at a price of $0.40 per share until July 30, 2000, and 1,000,000 common shares at a price of $1.00 per share until December 31, 2000. The fair value consideration for the exercise of these options is $163,397 and $112,929, respectively. On February 17, 1999, the Company issued 1,000,000 common shares for cash consideration of $400,000 on the exercise of the initial $0.40 option.

     d) By an agreement dated February 2, 2000, the Company contracted to pay $54,000 for software development and implementation.

     e) The Company issued 200,000 common shares at an ascribed value of $762,000 per share for the termination of an investor relations contract.

     f) Pursuant to an investor relations agreement dated December 3, 1999, the Company has issued 125,000 common shares at an ascribed value of $51,250, and granted an option to acquire 100,000 common shares at $0.40 per share until February 15, 2000, and a further 100,000 common shares at $0.50 per share until May 15, 2000. The fair value consideration of these options is $8,365 and $10,140 respectively. On February 17, 2000, the Company issued 100,000 common shares for cash consideration of $40,000 on the exercise of the initial option.

     g) In accordance with the terms of an employment agreement, the Company's vice president of technology is to be issued 100,000 common shares on each of Novermber 1, 1999, 2000 and 2001. The initial 100,000 has been issued at an ascribed value of $9,375.

     h) The Company has issued 7,000 common shares for services at an ascribed value of $26,670.

     i) In December 1999 and January 2000, the Company issued promissory notes in the amount of $600,250. The notes bear interest at 8% per annum, are convertible to common shares and non-transferable share purchase warrants, commencing 120 days from the loan date for a twelve month period at a price of $0.35 per share. The number of share purchase warrants on conversion will be half the number of common shares. Each warrant will entitle the holder to purchase one additional common share at a price of $0.50 per share for a period of twelve months from the conversion date.

          An amount of $1,163,925 will be charged to interest, arising from the discount from fair market value of the shares at the date of the issue of the promissory notes.

NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                TABLE OF CONTENTS

                                                 Page
                                                 ----

Available Information........................
Prospectus Summary...........................
Risk Factors.................................
Capitalization...............................
Use of Proceeds..............................
Price Range of Common Stock
   and Dividend Policy.......................
Forward-Looking Statements...................
Management's Discussion and
  Analysis or  Plan of Operation.............
Business.....................................
Management...................................
Executive Compensation.......................
Certain Transactions.........................
Principal Shareholders.......................
Description of Securities....................
Selling Securityholders......................
Plan of Distribution ........................
Shares Eligible for Future Sale..............
Legal Matters................................
Experts......................................
Additional Information.......................
Financial Statements.........................




                                9,015,000 SHARES

                               PHON-NET.COM, INC.



                                   PROSPECTUS
                                   ----------



                             ________________, 2000




         UNTIL _________, 199___ (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRI BUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    PART TWO

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Florida Business Corporation Act (the "Corporation Act") permits the indemnification of directors, employees, officers and agents of Florida corporations. The Company's Articles of Incorporation (the "Articles") and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the Corporation Act.

         The provisions of the Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the Federal securities laws.

         The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.


ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses payable by the Company in connection with the distribution of the securities being registered are as follows:


SEC Registration and Filing Fee.................................................       $ 1,928
Legal Fees and Expenses*........................................................        35,000
Accounting Fees and Expenses*...................................................         9,500
Financial Printing*.............................................................         3,000
Transfer Agent Fees*............................................................         1,250
Blue Sky Fees and Expenses*.....................................................           750
Miscellaneous*..................................................................         2,572
                                                                                       -------

          TOTAL.................................................................       $54,000
                                                                                       =======


* Estimated
None of the foregoing expenses are being paid by the selling securityholders.


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES


         Effective October 5, 1998, Phon-Net Corp., a Nevada corporation, acquired all of the issued and outstanding shares of Piedmont Technologies, Inc. and its subsidiaries, The National- For-Sale Phone Company and VNETT Enterprises Inc., in a reorganization changing the domicile of Piedmont from British Columbia to Nevada. In connection with the reorganization, Phon-Net Corp. issued 5,000,000 shares of its common stock to the 46 former shareholders of Piedmont Technologies Inc. The reorganization of Piedmont and the issuance of shares of Phon- Net Corp. in connection therewith did not involve a sale of securities and was, therefore, exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act") since the transaction was one of form and not substance. Moreover, this was an extraterritorial transaction, effected outside the United States, to non-U.S. persons, and by placing a legend on the certificates, restricting transferability of the shares absent registration under the Act or, in the opinion of counsel, the availability of an applicable exemption therefrom, the Company took reasonable precautions to assure that the securities came to rest abroad. The Company, therefore, also claims exemptions from the registration requirements of the Act under Regulation S and/or the SEC's position announced in Interpretive Release 4708, dated July 9, 1964 ("Release 4708").

         Effective October 5, 1998, the Company acquired all of the outstanding shares of Phon- Net Corp., a Nevada corporation, and issued an aggregate of 11,410,000 shares of our common stock to the 48 former shareholders of Phon-Net Corp. Pursuant to the Share Exchange Agreement governing the acquisition, (a) each shareholder of Phon-Net Corp. represented that he or she was acquiring the Company's shares for his or her own account, for investment purposes only and not with a view to the resale or distribution thereof, and (b) the Company made available to Phon-Net Corp. and its shareholders, specified information concerning the Company, including corporate and shareholder records and audited financial statements. In addition, all but two of the purchasers was a former shareholder of Phon-Net Corp. and was fully familiar with the business of Phon-Net (with such two shareholders being attorneys who, from time to time, had represented Phon-Net and were familiar with its operations). Therefore, each of such persons was "sophisticated" within the meaning of regulations promulgated under Federal securities laws. As a result, the transaction was exempt from the registration requirements of the Act, by reason of Section 4(2) of the Act and the rules and regulations thereunder, including, without limitation, Rule 506. Moreover, this was an extraterritorial transaction, effected outside the United States, to non-U.S. persons, and by placing a legend on the certificates, restricting transferability of the shares absent registration under the Act or, in the opinion of counsel, the availability of an applicable exemption therefrom, the Company took reasonable precautions to assure that the securities came to rest abroad. The Company, therefore, also claims exemptions from the registration requirements of the Act under Regulation S and/or the SEC's position announced in Release 4708.


         On or about November 1, 1998, the Company issued 200,000 shares of common stock to RCS Financial Group ("RCS"), as consideration for services provided to the Company valued at $200,000 or $.10 per share. The services provided by RCS consisted of identifying and introducing the Company to prospective reverse acquisition candidates and providing guidance in connection with structuring such acquisitions. RCS provides no on-going services to the Company. The issuance of these shares was exempt from the registration requirements of the Act by reason of Rule 504 of Regulation D under the Act.

         On or about November 1, 1998, the Company issued 350,000 shares of common stock valued at $35,000 or $.10 per share, to New Iberian Equity Managers Ltd. ("New Iberian"). The shares were issued to replace 350,000 registered shares delivered by New Iberian to Schenstead, Woytkiw & Associates ("SWA"), in payment of a debt of the Company. The debt was incurred by the Company for services rendered to it by SWA in preparing a profile of the Company for dissemination to brokers, market-makers, other interested members of the investment community and those interested in the Company's products and technology, its handling of telephone inquiries, including those in response thereto, as well as providing introductions to market- makers and funding sources. Neither New Iberia nor SWA provides on-going services to the Company. The issuance of these shares was exempt from the registration requirements of the Act by reason of Rule 504 of Regulation D under the Act.

         On or about January 15, 1999, the Company issued an aggregate of 115,000 shares of common stock to Patrick Braid (as to 45,000 shares), James Kyle (as to 45,000 shares) and Todd Violet (as to 25,000 shares), valued in the aggregate at $25,000 or approximately $.217 per share. Messrs. Kyle and Braid are principals of Kason, Inc., a former provider of product marketing and business and financial consulting services to the Company. The shares were issued, at the request of Messrs. Kyle and Braid, as an inducement for them to cause Kason, Inc. to enter into agreements with the Company. Neither Kason, Inc. nor Messrs. Kyle or Braid provides any continuing services to the Company. The Shares were issued to Mr. Violet as partial consideration for a $21,000 loan to the Company, as well as for identifying and introducing the Company to prospective market-makers and sources of funding. He provides no continuing services to the Company. The issuance of these shares was exempt from the registration requirements of the Act by reason of Rule 504 of Regulation D under the Act.

         On or about January 15, 1999, the Company issued 10,000 shares of common stock to L. J. Hassey for a purchase price of $5,000 or $.50 per share. The issuance of these shares was exempt from the registration requirements of the Act by reason of Rule 504 of Regulation D under the Act.

         Between February 9 and 12, 1999, the Company issued 230,000 shares of common stock to J. Prince, Inc., for a purchase price of $100,000 or approximately $.435 per share. The issuance of these shares was exempt from the registration requirements of the Act by reason of Rule 504 of Regulation D under the Act.

         On or about March 5, 1999, the Company issued 220,000 shares of common stock to Roger Betterton for a purchase price of $50,000 or approximately $.23 per share. Mr. Betterton, individually and through Quad-Linq Systems, Inc., a corporation owned by Mr. Betterton and Christopher Georgelin, provides software development services to the Company. Accordingly, the issuance of these shares was exempt from the registration requirements of the Act by reason of Rule 504 under Regulation D of the Act.

         On or about March 5, 1999, the Company issued 40,000 shares of common stock to Bryce Boucher as consideration for printing services provided to the Company valued at $20,000 or $.50 per share. The issuance of these shares was exempt from the registration requirements of the Act by reason of Rule 504 of Regulation D under the Act.

         On or about March 24, 1999, the Company issued convertible promissory notes in the aggregate principal amount of $737,000 to five accredited investors, pursuant to Rule 504 of Regulation D of the Act. The notes bear interest at the rate of 10% per annum and are convertible into shares of the Company's common stock at the lower of $.50 per share or 70% of the average closing price for the common stock over the five trading days immediately preceding the conversion date. As of April 30, 1999 all of the notes had been converted into an aggregate of 2,707,430 shares of common stock. Cash interest payments of $4,278.91 have been made on the notes, and an additional $315,857 in interest expense has been recorded as a result of the discount from fair market value of the shares issued on conversion of the notes.

         On or about May 1, 1999, the Company issued 8,085,000 shares of common stock to Brian Collins, the Company's President, CEO and sole director, an accredited investor. The shares were issued pursuant to the Company's acquisition of Phon-Net Corp., as consideration for the satisfaction of certain obligations contained in the acquisition agreement. In addition, the shares issued contained a legend restricting their transferability absent registration under the Act or an available exemption therefrom. The shares were issued in reliance upon exemptions under Sections 4(2) and/or 4(6) of the Act and the rules and regulations thereunder, including, without limitation, Rule 506.. Moreover, this was an extraterritorial transaction, effected outside the United States, to a non-U.S. person, and by placing a legend on the certificates, restricting transferability of the shares absent registration under the Act or, in the opinion of counsel, the availability of an applicable exemption therefrom, the Company took reasonable precautions to assure that the securities came to rest abroad. The Company, therefore, also claims exemptions from the registration requirements of the Act under Regulation S and/or the SEC's position announced in Release 4708.

         On or about May 19, 1999, the Company issued 400,000 shares of common stock, having a market value of $164,000, to Market Survey's International, Inc., as consideration for public relations services to be provided to the Company. Market Survey's International, Inc., whose beneficial owner is Mark Vinci, no longer provides services to the Company. It had access to information concerning the Company, has such experience in financial and business matters to enable it to evaluate the risks and merits of acquiring such shares, and was, therefore, "sophisticated" within the meaning of regulations promulgated under Federal securities laws. In addition, the shares issued contained a legend restricting their transferability absent registration under the Act or an available exemption therefrom. Accordingly, this transaction was exempt from the registration requirements of the Act by reason of Section 4(2) of the Act and the rules and regulations thereunder, including, without limitation, Rule 506..

         On or about May 28, 1999, the Company issued 60,000 shares, having a market value of $20,500, to 1st Net Technologies, Inc. (OTCBB:FNTT), which, along with a $2,000 fee, were paid as consideration for public relations, marketing and database services to be provided for the Company. 1st Net Technologies, Inc. no longer provides services to the Company. It had access to information concerning the Company, has such experience in financial and business matters to enable it to evaluate the risks and merits of acquiring such shares, and was, therefore, "sophisticated" within the meaning of regulations promulgated under Federal securities laws. In addition, the shares issued contained a legend restricting their transferability absent registration under the Act or an available exemption therefrom. Accordingly, this transaction was exempt from the registration requirements of the Act by reason of Section 4(2) of the Act and the rules and regulations thereunder, including, without limitation, Rule 506..

         On or about March 5, 1999 the Company issued 250,000 shares of common stock, having a market value of $102,500, to Kason, Inc., as consideration for product distribution and financial and business consulting services to be rendered to the Company. The beneficial owners of Kason, Inc. are James Kyle and Patrick Braid. In February 2000, we issued an additional 200,000 shares, having a market value of $762,500, to Kason, Inc. and its affiliate in consideration of termination of the distribution agreement. Kason, Inc. and its affiliate had access to information concerning the Company, have such knowledge and experience in financial and business matters to enable it to evaluate the risks and merits of acquiring such shares, and were, therefore, "sophisticated" within the meaning of regulations promulgated under Federal securities laws. In addition, the shares issued contained a legend restricting their transferability absent registration under the Act or an available exemption therefrom. Accordingly, the issuance of these shares is exempt from the registration requirements of the Act by reason of Section 4(2) of the Act and the rules and regulations thereunder, including, without limitation, Rule 506..

         On or about May 28, 1999, the Company issued an aggregate of 200,000 shares of common stock, valued at $68,000, to Charles Jarvis and Karen Argone, its principals, in consideration of market development and sales and promotion of the Company's products. BCD Online and its principals had access to information concerning the Company, has such knowledge and experience in financial and business matters to enable it to evaluate the risks and merits of acquiring such shares, and were, therefore, "sophisticated" within the meaning of regulations promulgated under Federal securities laws. In addition, the shares issued contained a legend restricting their transferability absent registration under the Act or an available exemption therefrom. Accordingly, the issuance of these shares is exempt from the registration requirements of the Act by reason of Section 4(2) of the Act and the rules and regulations thereunder, including, without limitation, Rule 506..

         On or about July 1, 1999, the Company issued 5,000,000 shares of common stock, valued at $1,250,000, to Brian Collins, as an inducement to provide his employment services to the Company. Mr. Collins is an executive officer and director of the Company and is fully familiar with the business of the Company. In addition, the shares issued contained a legend restricting their transferability absent registration under the Act or an available exemption therefrom. Accordingly, the issuance of these shares is exempt from the registration requirements of the Act by reason of Sections 4(2) and 4(6) of the Act and the rules and regulations thereunder, including, without limitation, Rule 506.. Moreover, this was an extraterritorial transaction, effected outside the United States, to a non-U.S. person, and by placing a legend on the certificates, restricting transferability of the shares absent registration under the Act or, in the opinion of counsel, the availability of an applicable exemption therefrom, the Company took reasonable precautions to assure that the securities came to rest abroad. The Company, therefore, also claims exemptions from the registration requirements of the Act under Regulation S and/or the SEC's position announced in Release 4708.

         On or about July 1, 1999, the Company issued an aggregate of 3,000,000 shares of common stock and options to purchase 2,000,000 shares of common stock, valued in the aggregate at $1,110,000, to Quad-Linq Software, Inc. and Roger Betterton, Christopher Georgelin and Seidmehdi Seidbagherzadeh, its three principals, in consideration of the relinquishment of ownership of and net revenue rights to the Company's Direct Connect software. The investors had access to information concerning the Company, have such knowledge and experience in financial and business matters to enable them to evaluate the risks and merits of acquiring such shares, and were, therefore, "sophisticated" within the meaning of regulations promulgated under Federal securities laws. In addition, the shares issued contained a legend restricting their transferability absent registration under the Act or an available exemption therefrom. Accordingly, the issuance of these shares is exempt from the registration requirements of the Act by reason of Section 4(2) of the Act and the rules and regulations thereunder, including, without limitation, Rule 506.. Moreover, this was an extraterritorial transaction, effected outside the United States, to non-U.S. persons, and by placing a legend on the certificates, restricting transferability of the shares absent registration under the Act or, in the opinion of counsel, the availability of an applicable exemption therefrom, the Company took reasonable precautions to assure that the securities came to rest abroad. The Company, therefore, also claims exemptions from the registration requirements of the Act under Regulation S and/or the SEC's position announced in Release 4708.

         On or about July 1, 1999, the Company issued 100,000 shares of common stock, valued at $27,000, to attorneys with Atlas Pearlman, P.A. ("AP"), counsel to the Company. The investors had access to information concerning the Company and has such knowledge and experience in financial and business matters to enable it to evaluate the risks and merits of acquiring such shares, and were, therefore, "sophisticated" within the meaning of regulations promulgated under Federal securities laws. In addition, the shares issued contained a legend restricting their transferability absent registration under the Act or an available exemption therefrom. Accordingly, the issuance of these shares is exempt from the registration requirements of the Act by reason of Section 4(2) of the Act and the rules and regulations thereunder, including, without limitation, Rule 506..

         On December 1, 1999, the Company granted an option to AMYX Corporation to purchase 1,000,000 shares of common stock at an exercise price of $.40 per share until July 31, 2000. Subject to exercise of such option, the Company granted AMYX Corporation a second option to purchase 1,000,000 shares at an exercise price of $1.00 per share until December 31, 2000. The options were valued, in the aggregate, at $276,326. The beneficial owner of AMYX Corporation is Jim Mitchell. The options were granted as consideration for investor relations services to be provided to European investors, including providing introductions to members of the European investment community, disseminating corporate promotional materials, drafting corporate promotional materials including press releases and assisting in capital raising, if so requested by the Company. AMYX Corporation had access to information concerning the Company, has such knowledge and experience in financial and business matters to enable it to evaluate the risks and merits of investing in the Company, and was, therefore, "sophisticated" within the meaning of regulations promulgated under Federal securities laws. On December 31, 1999, AMYX Corporation exercised the initial option to purchase 1,000,000 shares. The shares that were issued contained a legend restricting their transferability absent registration under the Act or an available exemption therefrom. Accordingly, the grant of options and issuance of shares is exempt from the registration requirements of the Act by reason of Section 4(2) of the Act and the rules and regulations thereunder, including, without limitation, Rule 506.. Moreover, this was an extraterritorial transaction, effected outside the United States, to non-U.S. persons, and by placing a legend on the certificates, restricting transferability of the shares absent registration under the Act or, in the opinion of counsel, the availability of an applicable exemption therefrom, the Company took reasonable precautions to assure that the securities came to rest abroad. The Company, therefore, also claims exemptions from the registration requirements of the Act under Regulation S and/or the SEC's position announced in Release 4708.


         In December 1999, the Company issued 125,000 shares of common stock, and granted an option to purchase 200,000 shares of common stock to Alliance Corporate Services, Inc. Options to purchase 100,000 shares carry an exercise price of $.40 per share and may be exercised until February 15, 2000. Options to purchase the remaining 100,000 shares carry an exercise price of $.50 per share and may be exercised until May 15, 2000. The shares and options were valued, in the aggregate, at $69,755. The shares were issued and options were granted as consideration for investor relations and marketing consulting services to be provided to Canadian investors, including providing introductions to members of the Canadian investment community, disseminating corporate promotional materials, drafting corporate promotional materials including press releases and assisting in capital raising, if so requested by the Company. Alliance Corporate Services, Inc. had access to information concerning the Company, has such knowledge and experience in financial and business matters to enable it to evaluate the risks and merits of investing in the Company, and was, therefore, "sophisticated" within the meaning of regulations promulgated under Federal securities laws. On December 3, 1999, Alliance Corporate Services, Inc. exercised the option to purchase 100,000 shares, on behalf of its principals Peter Laipnieks and Randy Hayward. The shares that were issued contained a legend restricting their transferability absent registration under the Act or an available exemption therefrom. Accordingly, the grant of options and issuance of shares is exempt from the registration requirements of the Act by reason of Section 4(2) of the Act and the rules and regulations thereunder, including, without limitation, Rule 506.. Moreover, this was an extraterritorial transaction, effected outside the United States, to non-U.S. persons, and by placing a legend on the certificates, restricting transferability of the shares absent registration under the Act or, in the opinion of counsel, the availability of an applicable exemption therefrom, the Company took reasonable precautions to assure that the securities came to rest abroad. The Company, therefore, also claims exemptions from the registration requirements of the Act under Regulation S and/or the SEC's position announced in Release 4708.

         On December 31, 1999, the Company issued 3,200,000 shares of its common stock, valued at $1,664,000, to Brian Collins, and Mr. Collins surrendered all stock appreciation rights previously granted to him under his employment agreement. Mr. Collins is an executive officer of the Company and the shares that were issued contained a legend restricting their transferability absent registration under the Act or an available exemption therefrom. Accordingly, the issuance of these shares is exempt from the registration provisions of the Act by reason of Sections 4(2) and 4(6) of the Act and the rules and regulations thereunder. Moreover, this was an extraterritorial transaction, effected outside the United States, to a non-U.S. person, and by placing a legend on the certificates, restricting transferability of the shares absent registration under the Act or, in the opinion of counsel, the availability of an applicable exemption therefrom, the Company took reasonable precautions to assure that the securities came to rest abroad. The Company, therefore, also claims exemptions from the registration requirements of the Act under Regulation S and/or the SEC's position announced in Release 4708.


         In December 1999 and January 2000, we issued an aggregate of $600,250 principal amount of our 8% convertible promissory notes, for an aggregate purchase price of $600,250. The securities were sold to 27 non-U.S. persons. This was an extraterritorial transaction, effected outside the United States, to non-U.S. persons, and was (a) not subject to the registration provisions of Federal securities laws and (b) was exempt from the registration requirements thereof pursuant to the provisions of Regulation S. The purchasers had access to financial and other information about us and was afforded the opportunity to ask questions of us concerning our operations and the terms of the offering. The notes that were issued contained a legend restricting their transferability absent registration under the Act or an available exemption therefrom. Each purchaser represented that he was acquiring the shares for investment purposes and the documentation evidencing the transaction contained the disclosure required by Regulation S.


ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.                         Description of Document
-----------                         -----------------------
        2         Agreement of Share Exchange between XGA Golf International, Inc. and Phon-Net Corp.(1)
   3.1(a)         Articles of Incorporation of XGA Golf International, Inc.(1)
   3.1(b)         Articles of Amendment changing name to Agrosol, Inc.(1)
   3.1(c)         Articles of Amendment changing name to Phon-Net Corporation (1)
   3.1(d)         Articles of Amendment changing name to Phon-Net.com, Inc.(1)
   3.1(e)         Articles of Amendment increasing authorized capital (1)
      3.2         Bylaws (1)

        5         Opinion and Consent of Atlas Pearlman, P.A.(1)
     10.1         Stock Option Plan (1)
     10.2         Employment Agreement with Brian Collins (1)
     10.3         Office Lease for 750 Pender Street (1)
     10.4         Agreement, as amended, with Quad-Linq Software, Inc.(1)
     10.5         Employment Agreement with Solan Young (1)
     10.6         License Agreement with Transcontinental Group (1)
     10.7         Agreement with Wazzu Corporation(1)
     10.8         Agreements with Brian Collins re: SARs(1)
     10.9         License Agreement with Brocker Technology Group (NZ) Ltd.(Australia)(1)
    10.10         License Agreement with Brocker Technology Group (NZ) Ltd.(New Zealand)(1)
    10.11         License Distribution Agreement with Volt Information Sciences, Inc.(1)
    10.12         Form of 8% Convertible Promissory Note, including Form of Common Stock Purchase Warrant (1)
    10.13         Amendment to License Agreement with Transcontinental Group (1)
    10.14         Agreements with Alliance Corporate Services (2)
    10.15         Agreements with AMYX Corporation(2)
    23(i)         Consent of Atlas Pearlman, P.A. (see Exhibit 5)(1)

   23(ii)         Consent of Morgan & Company (2)
       21         Subsidiaries of Registrant (1)

    27(i)         Financial Data Schedule (2)
   27(ii)         Financial Data Schedule (2)

------------------
(1)   Previously filed.
(2)   Filed herewith.
                                      II-9




ITEM 28.  UNDERTAKINGS

The undersigned Registrant undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities
Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                      II-10

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia on April 21, 2000.


                                                PHON-NET.COM, INC.


                                                By:  /s/ Brian Collins
                                                ----------------------
                                                Brian Collins
                                                Chairman, Chief Executive
                                                Officer, Principal Financial
                                                and Accounting Officer


         Pursuant to the requirements of the Securities Act of 1933, this Form
SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated.


        SIGNATURE                                 TITLE                                      DATE
        ---------                                 -----                                      ----




/s/ Brian Collins                           Chairman of the Board, Chief                April 21, 2000
------------------------------------        Executive Officer, President and
Brian Collins                               Sole Director (Principal Financial
                                            Officer and Principal Accounting
                                            Officer)




/s/ Sloan Young                             Vice President of Technology                April 21, 2000
------------------------------------        and Operations
Sloan Young

                                 EXHIBIT INDEX


Exhibit No.        Description
-----------        -----------

    10.14         Agreements with Alliance Corporate Services

    10.15         Agreements with AMYX Corporation

   23(ii)         Consent of Morgan & Company

   27(i)          Financial Data Schedule

   27(ii)         Financial Data Schedule